Exhibit 99.2

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BlackRock, Inc.:

We have audited the accompanying consolidated statements of financial condition of BlackRock, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BlackRock, Inc. and subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2012 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

New York, New York

February 28, 2012

BlackRock, Inc.

Consolidated Statements of Financial Condition

(Dollar amounts in millions, except per share data)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$3,506	$3,367
Accounts receivable	1,960	2,095
Due from related parties	142	150
Investments	1,631	1,540
Assets of consolidated variable interest entities:
Cash and cash equivalents	54	93
Bank loans and other investments	1,639	1,312
Separate account assets	118,871	121,137
Collateral held under securities lending agreements	20,918	17,638
Deferred sales commissions, net	38	66
Property and equipment (net of accumulated depreciation of $483 and $426 at December 31, 2011 and 2010, respectively)	537	428
Intangible assets (net of accumulated amortization of $751 and $615 at December 31, 2011 and 2010, respectively)	17,356	17,512
Goodwill	12,792	12,805
Other assets	452	316

Total assets	$179,896	$178,459

Liabilities
Accrued compensation and benefits	$1,383	$1,520
Accounts payable and accrued liabilities	923	1,068
Due to related parties	22	57
Short-term borrowings	100	100
Liabilities of consolidated variable interest entities:
Borrowings	1,574	1,278
Other liabilities	9	7
Convertible debentures	—	67
Long-term borrowings	4,690	3,192
Separate account liabilities	118,871	121,137
Collateral liabilities under securities lending agreements	20,918	17,638
Deferred income tax liabilities	5,323	5,477
Other liabilities	721	584

Total liabilities	154,534	152,125

Commitments and contingencies (Note 12)

Temporary equity
Redeemable non-controlling interests	92	6

BlackRock, Inc.

Consolidated Statements of Financial Condition (continued)

(Dollar amounts in millions, except per share data)

	December 31, 2011	December 31, 2010
Permanent Equity
BlackRock, Inc. stockholders’ equity
Common stock, $ 0.01 par value;	1	1

Shares authorized: 500,000,000 at December 31, 2011 and 2010; Shares issued: 139,880,380 and 131,923,624 at December 31, 2011 and 2010, respectively; Shares outstanding: 138,463,135 and 131,216,561 at December 31, 2011 and 2010, respectively;

Series B non-voting participating preferred stock, $0.01 par value;	—	1
Shares authorized: 150,000,000 at December 31, 2011 and 2010; Shares issued and outstanding: 38,328,737 and 57,108,553 at December 31, 2011 and 2010, respectively;
Series C non-voting participating preferred stock, $0.01 par value;	—	—
Shares authorized: 6,000,000 at December 31, 2011 and 2010; Shares issued and outstanding: 1,517,237 and 2,866,439 at December 31, 2011 and 2010, respectively
Additional paid-in capital	20,275	22,502
Retained earnings	5,046	3,723
Appropriated retained earnings	72	75
Accumulated other comprehensive loss	(127)	(96)
Escrow shares, common, at cost (3,603 shares held at December 31, 2011 and 2010)	(1)	(1)
Treasury stock, common, at cost (1,413,642 and 703,460 shares held at December 31, 2011 and 2010, respectively)	(218)	(111)

Total BlackRock, Inc. stockholders’ equity	25,048	26,094
Nonredeemable non-controlling interests	184	189
Nonredeemable non-controlling interests of consolidated variable interest entities	38	45

Total permanent equity	25,270	26,328

Total liabilities, temporary equity and permanent equity	$179,896	$178,459

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Income

(Dollar amounts in millions, except per share data)

	Year ended
	December 31,
	2011	2010	2009
Revenue
Investment advisory, administration fees and securities lending revenue
Related parties	$5,303	$4,893	$2,616
Other third parties	2,593	2,397	1,210

Total investment advisory, administration fees and securities lending revenue	7,896	7,290	3,826
Investment advisory performance fees	371	540	202
BlackRock Solutions and advisory	510	460	477
Distribution fees	100	116	100
Other revenue	204	206	95

Total revenue	9,081	8,612	4,700

Expenses
Employee compensation and benefits	3,199	3,097	1,802
Distribution and servicing costs
Related parties	5	226	368
Other third parties	381	182	109
Amortization of deferred sales commissions	81	102	100
Direct fund expenses	563	493	95
General and administration	1,415	1,354	779
Restructuring charges	32	—	22
Amortization of intangible assets	156	160	147

Total expenses	5,832	5,614	3,422

Operating income	3,249	2,998	1,278

Non-operating income (expense)
Net gain (loss) on investments	46	179	42
Net gain (loss) on consolidated variable interest entities	(18)	(35)	—
Interest and dividend income	34	29	20
Interest expense	(176)	(150)	(68)

Total non-operating income (expense)	(114)	23	(6)

Income before income taxes	3,135	3,021	1,272
Income tax expense	796	971	375

Net income	2,339	2,050	897
Less:
Net income (loss) attributable to redeemable non-controlling interests	—	3	2
Net income (loss) attributable to nonredeemable non-controlling interests	2	(16)	20

Net income attributable to BlackRock, Inc.	$2,337	$2,063	$875

Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$12.56	$10.67	$6.24
Diluted	$12.37	$10.55	$6.11
Cash dividends declared and paid per share	$5.50	$4.00	$3.12

Weighted-average common shares outstanding:
Basic	184,265,367	190,554,510	136,669,164
Diluted	187,116,410	192,692,047	139,481,449

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Comprehensive Income

(Dollar amounts in millions)

	Year ended
	December 31,
	2011	2010	2009
Net income	$2,339	$2,050	$897
Other comprehensive income:
Change in net unrealized gains (losses) from available-for-sale investments, net of tax:
Unrealized holding gains (losses), net of tax	(3)	3	(4)
Less: reclassification adjustment included in net income	1	1	(19)

Net change from available-for-sale investments, net of tax (1)	(4)	2	15
Minimum pension liability adjustment	—	(1)	1
Foreign currency translation adjustments	(27)	(1)	74

Other comprehensive income (loss)	(31)	—	90

Comprehensive income	2,308	2,050	987
Less: Comprehensive income (loss) attributable to non-controlling interests	2	(13)	22

Comprehensive income attributable to BlackRock, Inc.	$2,306	$2,063	$965

(1)	The tax benefit (expense) on unrealized holding gains (losses) was $3 million, $(2) million and $(8) million in 2011, 2010 and 2009, respectively.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(Dollar amounts in millions)

	Additional Paid-in Capital (1)	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Shares Held in Escrow	Treasury Stock Common	Total Stockholders’ Equity	Nonredeemable Non-controlling Interests	Total Permanent Equity	Redeemable Non- controlling Interests / Temporary Equity
December 31, 2008	$10,474	$1,982	$(186)	$(143)	$(58)	$12,069	$225	$12,294	$266
Net income	—	875	—	—	—	875	20	895	2
Dividends paid, net of dividend expense for unvested RSUs	—	(421)	—	—	—	(421)	—	(421)	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	—	—	6	—	6	—	6	—
Stock-based compensation	316	—	—	—	1	317	—	317	—
Issuance of shares to Barclays	8,529	—	—	—	—	8,529	—	8,529	—
Issuance of shares to institutional investors	2,800	—	—	—	—	2,800	—	2,800	—
Issuance of common shares for contingent consideration	43	—	—	—	—	43	—	43	—
PNC preferred stock capital contribution	6	—	—	—	—	6	—	6	—
Merrill Lynch cash capital contribution	25	—	—	—	—	25	—	25	—
Issuance of common shares related to employee stock transactions	(78)	—	—	—	100	22	—	22	—
Employee tax benefit withholdings related to employee stock transactions	—	—	—	—	(46)	(46)	—	(46)	—
Net tax benefit (shortfall) from stock-based compensation	14	—	—	—	—	14	—	14	—
Minimum pension liability adjustment	—	—	1	—	—	1	—	1	—
Subscriptions/(redemptions/distribution)—non-controlling interest holders	—	—	—	—	—	—	(8)	(8)	(247)
Net consolidations (deconsolidations) of sponsored investment funds(2)	—	—	—	—	—	—	(9)	(9)	28
Other change in non-controlling interests	—	—	—	—	—	—	(4)	(4)	—
Foreign currency translation adjustments	—	—	74	—	—	74	—	74	—
Change in net unrealized gain (loss) from available-for-sale investments, net of tax	—	—	15	—	—	15	—	15	—

December 31, 2009	$22,129	$2,436	$(96)	$(137)	$(3)	$24,329	$224	$24,553	$49

(1)	Includes $1 million of common stock at par value at both December 31, 2009 and 2008 and $1 million of preferred stock at par value at December 31, 2009.
(2)	Includes $12 million of redeemable non-controlling interests acquired in the BGI Transaction on December 1, 2009.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(Dollar amounts in millions)

	Additional Paid-in Capital (1)	Retained Earnings	Appropriated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Shares Held in Escrow	Treasury Stock Common	Total Stockholders’ Equity	Nonredeemable Non-controlling Interests	Nonredeemable Non-controlling Interests of Consolidated VIEs	Total Permanent Equity	Redeemable Non- controlling Interests / Temporary Equity
December 31, 2009	$22,129	$2,436	$—	$(96)	$(137)	$(3)	$24,329	$224	$—	$24,553	$49
January 1, 2010 initial recognition of ASU 2009-17	—	—	114	—	—	—	114	(49)	49	114	—
Net income	—	2,063	—	—	—	—	2,063	19	(35)	2,047	3
Allocation of losses of consolidated collateralized loan obligations	—	—	(39)	—	—	—	(39)	—	39	—	—
Dividends paid, net of dividend expense for unvested RSUs	—	(776)	—	—	—	—	(776)	—	—	(776)	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	—	—	—	136	—	136	—	—	136	—
Stock-based compensation	444	—	—	—	—	1	445	—	—	445	—
PNC preferred stock capital contribution	5	—	—	—	—	—	5	—	—	5	—
Merrill Lynch cash capital contribution	10	—	—	—	—	—	10	—	—	10	—
Exchange of common stock for preferred shares series B	128	—	—	—	—	(128)	—	—	—	—	—
Issuance of common shares related to employee stock transactions	(202)	—	—	—	—	217	15	—	—	15	—
Employee tax benefit withholdings related to employee stock transactions	—	—	—	—	—	(124)	(124)	—	—	(124)	—
Shares repurchased	—	—	—	—	—	(140)	(140)	—	—	(140)	—
Convertible debt conversions, net of tax	(54)	—	—	—	—	66	12	—	—	12	—
Net tax benefit (shortfall) from stock-based compensation	44	—	—	—	—	—	44	—	—	44	—
Minimum pension liability adjustment	—	—	—	(1)	—	—	(1)	—	—	(1)	—
Subscriptions/(redemptions/distribution)—non-controlling interest holders	—	—	—	—	—	—	—	(6)	(8)	(14)	124
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	—	—	—	—	(170)
Other changes in non-controlling interests	—	—	—	—	—	—	—	1	—	1	—
Foreign currency translation adjustments	—	—	—	(1)	—	—	(1)	—	—	(1)	—
Change in net unrealized gains (losses) from available-for-sale investments, net of tax	—	—	—	2	—	—	2	—	—	2	—

December 31, 2010	$22,504	$3,723	$75	$(96)	$(1)	$(111)	$26,094	$189	$45	$26,328	$6

(1)	Includes $1 million of common stock at par value and $1 million of preferred stock at par value at both December 31, 2010 and 2009.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(Dollar amounts in millions)

	Additional Paid-in Capital (1)	Retained Earnings	Appropriated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Shares Held in Escrow	Treasury Stock Common	Total Stockholders’ Equity	Nonredeemable Non-controlling Interests	Nonredeemable Non-controlling Interests of Consolidated VIEs	Total Permanent Equity	Redeemable Non- controlling Interests / Temporary Equity
December 31, 2010	$22,504	$3,723	$75	$(96)	$(1)	$(111)	$26,094	$189	$45	$26,328	$6
Net income	—	2,337	—	—	—	—	2,337	20	(18)	2,339	—
Consolidation of a collateralized loan obligation	—	—	19	—	—	—	19	—	—	19	—
Allocation of losses of consolidated collateralized loan obligations	—	—	(22)	—	—	—	(22)	—	22	—	—
Dividends paid, net of dividend expense for unvested RSUs	—	(1,014)	—	—	—	—	(1,014)	—	—	(1,014)	—
Stock-based compensation	494	—	—	—	—	3	497	—	—	497	—
PNC preferred stock capital contribution	200	—	—	—	—	—	200	—	—	200	—
Retirement of preferred stock	(200)	—	—	—	—	—	(200)	—	—	(200)	—
Merrill Lynch cash capital contribution	8	—	—	—	—	—	8	—	—	8	—
Issuance of common shares related to employee stock transactions	(208)	—	—	—	—	228	20	—	—	20	—
Employee tax benefit withholdings related to employee stock transactions	—	—	—	—	—	(239)	(239)	—	—	(239)	—
Shares repurchased	(2,545)	—	—	—	—	(100)	(2,645)	—	—	(2,645)	—
Convertible debt conversions	4	—	—	—	—	1	5	—	—	5	—
Net tax benefit (shortfall) from stock-based compensation	12	—	—	—	—	—	12	—	—	12	—
Subscriptions/(redemptions/distribution)—non-controlling interest holders	—	—	—	—	—	—	—	(25)	(11)	(36)	90
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	—	—	—	—	(4)
Foreign currency translation adjustments	7	—	—	(27)	—	—	(20)	—	—	(20)	—
Change in net unrealized gains (losses) from available-for-sale investments, net of tax	—	—	—	(4)	—	—	(4)	—	—	(4)	—

December 31, 2011	$20,276	$5,046	$72	$(127)	$(1)	$(218)	$25,048	$184	$38	$25,270	$92

(1)	Includes $1 million of common stock at par value at both December 31, 2011 and 2010 and $1 million of preferred stock at par value at December 31, 2010.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in millions)

	Year ended December 31,
	2011	2010	2009
Cash flows from operating activities
Net income	$2,339	$2,050	$897
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	299	310	239
Amortization of deferred sales commissions	81	102	100
Stock-based compensation	497	445	317
Deferred income tax expense (benefit)	(137)	3	(89)
Net (gains) losses on non-trading investments	(40)	(62)	(20)
Purchases of investments within consolidated funds	(41)	(26)	(41)
Proceeds from sales and maturities of investments within consolidated funds	50	54	285
Assets and liabilities of consolidated VIEs:
Change in cash and cash equivalents	54	(45)	—
Net (gains) losses within consolidated VIEs	18	35	—
Net (purchases) proceeds within consolidated VIEs	82	44	—
(Earnings) losses from equity method investees	(23)	(141)	(30)
Distributions of earnings from equity method investees	30	14	18
Other adjustments	—	(1)	3
Changes in operating assets and liabilities:
Accounts receivable	124	(364)	(223)
Due from related parties	(6)	45	159
Deferred sales commissions	(53)	(65)	(68)
Investments, trading	(116)	(118)	(53)
Other assets	(122)	236	(50)
Accrued compensation and benefits	(140)	52	(218)
Accounts payable and accrued liabilities	(152)	164	165
Due to related parties	(35)	(356)	(10)
Other liabilities	117	112	18

Cash flows from operating activities	2,826	2,488	1,399

Cash flows from investing activities
Purchases of investments	(204)	(656)	(73)
Proceeds from sales and maturities of investments	213	181	260
Distributions of capital from equity method investees	34	53	89
Net consolidations (deconsolidations) of sponsored investment funds	—	(52)	27
Acquisitions, net of cash acquired, and contingent payments	—	(23)	(5,755)
Purchases of property and equipment	(247)	(131)	(65)
Other	—	1	(2)

Cash flows from investing activities	(204)	(627)	(5,519)

BlackRock, Inc.

Consolidated Statements of Cash Flows (continued)

(Dollar amounts in millions)

	Year ended December 31,
	2011	2010	2009
Cash flows from financing activities
Repayments of short-term borrowings	(600)	(2,134)	—
Proceeds from short-term borrowings	600	—	2,034
Repayments of convertible debt	(67)	(176)	(7)
Proceeds from long-term borrowings	1,496	—	2,495
Cash dividends paid	(1,014)	(776)	(422)
Proceeds from stock options exercised	16	10	18
Proceeds from issuance of common stock	5	6	2,804
Repurchases of common stock	(2,885)	(264)	(46)
Merrill Lynch cash capital contribution	8	10	25
Repayments of borrowings by consolidated VIEs	(125)	—	—
Net (redemptions/distributions paid)/subscriptions received from non-controlling interests holders	54	110	(255)
Excess tax benefit from stock-based compensation	27	44	33
Net borrowings (repayment of borrowings) by consolidated sponsored investment funds	—	—	70

Cash flows from financing activities	(2,485)	(3,170)	6,749

Effect of exchange rate changes on cash and cash equivalents	2	(32)	47

Net increase (decrease) in cash and cash equivalents	139	(1,341)	2,676
Cash and cash equivalents, beginning of year	3,367	4,708	2,032

Cash and cash equivalents, end of year	$3,506	$3,367	$4,708

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$167	$146	$52
Interest on borrowings of consolidated VIEs	$60	$53	$—
Income taxes	$962	$583	$503
Supplemental schedule of non-cash investing and financing transactions:
Issuance of common stock	$213	$266	$767
Issuance of preferred stock	$—	$—	$7,842
PNC preferred stock capital contribution	$200	$—	$—
Increase (decrease) in non-controlling interests due to net consolidation (deconsolidation) of sponsored investment funds	$(4)	$(170)	$7
Contingent common stock payment related to Quellos transaction	$—	$—	$43
Increase (decrease) in borrowings due to consolidation of VIEs	$412	$1,157	$—
Common stock released from escrow agent in connection with Quellos transaction	$—	$136	$6

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

1. Introduction and Basis of Presentation

Business. BlackRock, Inc. (together, with its subsidiaries, unless the context otherwise indicates, “BlackRock” or the “Company”) provides diversified investment management to institutional clients, intermediary and individual investors through various investment vehicles. Investment management services primarily consist of the management of equity, fixed income, multi-asset class, alternative investment and cash management products. BlackRock offers its investment products in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), collective investment trusts and separate accounts. In addition, BlackRock provides market risk management, financial markets advisory and enterprise investment system services to a broad base of clients. Financial markets advisory services include valuation services relating to illiquid securities, dispositions and workout assignments (including long-term portfolio liquidation assignments), risk management and strategic planning and execution.

On December 31, 2011, equity ownership of BlackRock was as follows:

	Voting Common Stock	Capital Stock (1)
The PNC Financial Services Group, Inc. (“PNC”)	24.0%	21.0%
Barclays Bank PLC (“Barclays”)	2.2%	19.7%
Other	73.8%	59.3%

	100.0%	100.0%

(1)	Includes outstanding common and non-voting preferred stock.

See Note 17, Capital Stock, for more information on the equity ownership of BlackRock.

Basis of Presentation. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and its controlled subsidiaries. Non-controlling interests on the consolidated statements of financial condition include the portion of consolidated sponsored investment funds in which the Company does not have direct equity ownership. Significant accounts and transactions between consolidated entities have been eliminated.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Certain items previously reported have been reclassified to conform to the current year presentation.

2. Significant Accounting Policies

Cash and Cash Equivalents. Cash and cash equivalents primarily consists of cash, money market funds and short-term, highly liquid investments with original maturities, at date of purchase, of three months or less in which the Company is exposed to market and credit risk. Cash and cash equivalent balances that are legally restricted from use by the Company are recorded in other assets on the consolidated statements of financial condition. Cash balances maintained by consolidated sponsored investment funds are not considered legally restricted and are included in cash and cash equivalents on the consolidated statements of financial condition. Cash balances maintained by consolidated variable interest entities are included in assets of consolidated variable interest entities on the consolidated statements of financial condition.

Investments

Investments in Debt and Marketable Equity Securities. BlackRock holds debt and marketable equity investments which pursuant to Accounting Standards Codification (“ASC”) 320-10, Investments – Debt and Equity Securities, are classified as trading, available-for-sale, or held-to-maturity based on the Company’s intent to sell the security or, for a debt security, the Company’s intent and ability to hold the debt security to maturity.

Trading securities are those investments that are purchased principally for the purpose of selling them in the near term. Trading securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in non-operating income (expense) on the consolidated statements of income in the period of the change.

Held-to-maturity debt securities are purchased with the positive intent and ability to be held to maturity and are recorded at amortized cost on the consolidated statements of financial condition.

Available-for-sale securities are those securities that are not classified as trading or held-to-maturity. Available-for-sale securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in the accumulated other comprehensive income (loss) component of stockholders’ equity in the period of the change. Upon the disposition of an available-for-sale security, the Company reclassifies the gain or loss on the security from accumulated other comprehensive income (loss) to non-operating income (expense) on the Company’s consolidated statements of income.

Equity Method. For equity investments where BlackRock does not control the investee, and where it is not the primary beneficiary (“PB”) of a variable interest entity (“VIE”), but can exert significant influence over the financial and operating policies of the investee, the Company follows the equity method of accounting in accordance with ASC 323, Investments-Equity Method and Joint Ventures. Under the equity method of accounting, BlackRock’s share of the investee’s underlying net income or loss on investment funds is recorded as net gain (loss) on investments within non-operating income (expense) and as other revenue for operating advisory company investments since such companies are considered to be an extension of BlackRock’s core business. BlackRock’s share of net income of the investee is recorded based upon the most current information available at the time, which may precede the date of the consolidated statement of financial condition. Distributions received from the investment reduce the Company’s carrying value of the investee.

Cost Method. For non-marketable equity investments where BlackRock neither controls nor has significant influence over the investee, the investments are accounted for using the cost method of accounting. Under the cost method, dividends received from the investment are recorded as dividend income within non-operating income (expense).

Impairments. When the fair value of available-for-sale securities is lower than cost, the Company evaluates the securities to determine whether the impairment is considered to be “other-than-temporary.”

In making this determination for equity securities, the Company considers, among other factors, the length of time the security has been in a loss position, the extent to which the security’s market value is less than cost, the financial condition and near-term prospects of the security’s issuer and the Company’s ability and intent to hold the security for a length of time sufficient to allow for recovery of such unrealized losses. If the impairment is considered other-than-temporary, an impairment charge is recorded in non-operating income (expense) on the consolidated statements of income.

In making this determination for debt securities, the Company considers whether: (1) it has the intent to sell the security, (2) it is more likely than not that it will be required to sell the security before recovery or (3) it expects to recover the entire amortized cost basis of the security. If the Company does not intend to sell a security and it is not more likely than not that it will be required to sell the security, but the security has suffered a credit loss, the credit loss will be bifurcated from the total impairment and recorded in earnings with the remaining portion recorded in accumulated other comprehensive income.

2. Significant Accounting Policies (continued)

Consolidation

For investment products in which BlackRock’s voting interest is less than 50%, an analysis is performed to determine if the investment product is a VIE or a voting rights entity. Upon the determination that the investment product is a VIE, further analysis, as discussed below, is performed to determine if BlackRock is the PB of the investment product, which would require consolidation.

Consolidation of Variable Interest Entities. Pursuant to ASC 810-10, Consolidation (“ASC 810-10”) certain investment products for which the risks and rewards of ownership are not directly linked to voting interests may be deemed VIEs. BlackRock reviews factors, including the rights of the equity holders and obligations of equity holders to absorb losses or receive expected residual returns, to determine if the investment product is a VIE. BlackRock is required to consolidate a VIE when it is deemed to be the PB, which is evaluated continuously as facts and circumstances change.

Accounting Standards Update (“ASU”) 2010-10, Amendments to Statement 167 for Certain Investment Funds (“ASU 2010-10”) defers the application of Statement of Financial Accounting Standards (“SFAS”) No. 167 (“SFAS No. 167”), Amendments to FASB Interpretation No. 46(R), for certain investment funds, including money market funds.

The PB of a VIE that does not meet the conditions of ASU 2010-10 is the enterprise that has the power to direct activities of the entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the right to receive benefits that potentially could be significant to the VIE.

The PB of a VIE that meets the conditions of ASU 2010-10 is the enterprise that has a variable interest (or combination of variable interests, including those of related parties) that absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both.

Consolidation of Voting Rights Entities. To the extent that BlackRock can exert control over the financial and operating policies of the investee, which generally exists if there is a 50% or greater voting interest or if partners or members of certain products do not have substantive rights, BlackRock consolidates the investee.

The Company, as general partner or managing member of certain sponsored investment funds, generally is presumed to control funds that are limited partnerships or limited liability companies. Pursuant to ASC 810-20, Control of Partnerships and Similar Entities (“ASC 810-20”), the Company reviews such investment vehicles to determine if such a presumption can be overcome by determining whether other non-affiliated partners or members of the limited partnership or limited liability company have the substantive ability to dissolve (liquidate) the investment vehicle, or otherwise to remove BlackRock as the general partner or managing member without cause based on a simple unaffiliated majority vote, or have other substantive participating rights. If the investment vehicle is not a VIE and the presumption of control is not overcome, BlackRock will consolidate the investment vehicle.

Retention of Specialized Accounting Principles. Upon consolidation of various sponsored investment funds on the Company’s consolidated statements of financial condition, the Company retains the specialized accounting principles of the underlying funds pursuant to ASC 810-10. All of the underlying investments held by consolidated sponsored investment funds are carried at fair value, with corresponding changes in the investments’ fair values reflected in non-operating income (expense) on the Company’s consolidated statements of income. When the Company no longer controls these funds due to reduced ownership percentage or other reasons, the funds are deconsolidated and accounted for under another accounting method.

2. Significant Accounting Policies (continued)

Separate Account Assets and Liabilities. Separate account assets are maintained by a wholly owned subsidiary of the Company, which is a registered life insurance company in the United Kingdom and represent segregated assets held for purposes of funding individual and group pension contracts. The separate account assets are not subject to general claims of the creditors of BlackRock. These separate account assets and the related equal and offsetting liabilities are recorded as separate account assets and separate account liabilities on the Company’s consolidated statements of financial condition in accordance with the ASC 944-80, Financial Services – Separate Accounts.

The net investment income attributable to separate account assets supporting individual and group pension contracts accrue directly to the contract owner and are not reported on the consolidated statements of income. While BlackRock has no economic interest in these separate account assets and liabilities, BlackRock earns policy administration and management fees associated with these products, which are included in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.

Collateral Assets Held and Liabilities Under Securities Lending Agreements. The Company facilitates securities lending arrangements whereby securities held by separate account assets maintained by the life insurance company are lent to third parties. In exchange, the Company receives collateral, principally cash and securities, with minimums generally ranging from approximately 102% to 112% of the value of the securities lent in order to reduce counterparty risk. Under the Company’s securities lending arrangements, the Company can resell or re-pledge the collateral and the borrower can re-sell or re-pledge the loaned securities. The securities lending transactions entered into by the Company are accompanied by an agreement that entitles the Company to request the borrower to return the securities at any time; therefore, these transactions are not reported as sales under ASC 860, Transfers and Servicing.

As a result of the Company’s ability to resell or re-pledge the collateral, the Company records on its consolidated statements of financial condition the collateral received under these arrangements (both cash and non-cash) as its own asset in addition to an equal and offsetting collateral liability for the obligation to return the collateral. At December 31, 2011 and 2010, the fair value of loaned securities held by separate account assets was approximately $19.5 billion and $16.1 billion, respectively, and the collateral held under these securities lending agreements was approximately $20.9 billion and $17.6 billion, respectively. During the years ended December 31, 2011 and 2010, the Company had not sold or re-pledged any of the collateral received under these arrangements.

Deferred Sales Commissions. The Company holds the rights to receive certain cash flows from sponsored mutual funds sold without a front-end sales charge (“back-end load shares”). The carrying value of these deferred mutual fund commissions is being amortized over periods between one and six years. The Company receives distribution fees from these funds and contingent deferred sales commissions (“CDSCs”) upon shareholder redemption of certain back-end load shares that are recorded within distribution fees on the consolidated statements of income. Upon receipt of CDSCs, the Company records revenue and the remaining unamortized deferred sales commission is expensed.

The Company periodically reviews the carrying value of deferred commission assets to determine whether a significant decline in the equity or bond markets or other events or circumstances indicate that an impairment may have occurred. If indicators of a potential impairment exist, the Company compares the carrying value of the asset to the estimated future net undiscounted cash flows related to the asset. If such assessments indicate that the estimated future net undiscounted cash flows will not be sufficient to recover the recorded carrying value, the assets are adjusted to their estimated fair value. No such impairments were recorded for the years ended December 31, 2011, 2010 or 2009.

Property and Equipment. Property and equipment are recorded at cost less accumulated depreciation. Depreciation generally is recorded using the straight-line method over the estimated useful lives of the various classes of property and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life or the remaining lease term.

Software Costs. BlackRock develops a variety of risk management, investment analytic and investment system services for internal use, utilizing proprietary software that is hosted and maintained by BlackRock. The Company follows ASC 350-40, Internal-Use Software (“ASC 350-40”). ASC 350-40 requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software costs are included within property and equipment on the consolidated statements of financial condition and are amortized, beginning when the software project is complete and put into production, over the estimated useful life of the software of approximately three years.

2. Significant Accounting Policies (continued)

Goodwill and Intangible Assets. Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. In its assessment of goodwill for impairment, the Company considers such factors as the book value and market capitalization of the Company. On a quarterly basis, the Company considers if triggering events have occurred that may indicate a potential goodwill impairment. If a triggering event has occurred, the Company performs assessments, which include reviews of all significant valuation assumptions, to determine if goodwill may be impaired. The Company performs such impairment assessments of its goodwill at least annually, as of July 31st.

Intangible assets are comprised of indefinite-lived intangible assets and finite-lived intangible assets acquired in a business combination. The value of contracts to manage assets in proprietary open-end funds, closed-end funds and collective trust funds and certain other commingled products without a specified termination date is generally classified as indefinite-lived intangible assets. The assignment of indefinite lives to such contracts primarily is based upon the following: (i) the assumption that there is no foreseeable limit on the contract period to manage these funds; (ii) the Company expects to, and has the ability to, continue to operate these products indefinitely; (iii) the products have multiple investors and are not reliant on a single investor or small group of investors for their continued operation; (iv) current competitive factors and economic conditions do not indicate a finite life; and (v) there is a high likelihood of continued renewal based on historical experience. In addition, trade names/trademarks are considered indefinite-lived intangibles when they are expected to generate cash flows indefinitely.

In accordance with ASC 350, Intangibles – Goodwill and Other (“ASC 350”), indefinite-lived intangible assets and goodwill are not amortized. The value of contracts for separately managed accounts and certain funds, which have finite lives, are amortized over the expected lives of the management contracts.

On a quarterly basis, the Company considers if triggering events have occurred that may indicate that the fair values have declined below their respective carrying amounts. Triggering events may include significant adverse changes in the Company’s business, legal or regulatory environment, loss of key personnel, or other events. If a triggering event has occurred, the Company performs assessments, which include reviews of all significant valuation assumptions, to determine if any intangible assets are impaired. The Company performs such impairment assessments of its intangible assets at least annually, as of July 31st.

In its assessment of indefinite-lived management contracts and trade names/trademarks, the Company considers various factors including assets under management (“AUM”), revenue basis points, operating margins, tax rates, discount rates and projected growth rates to determine whether the values of each asset are impaired and whether the indefinite-life classification is still appropriate. The carrying value of finite-lived management contracts and their remaining useful lives are reviewed at least annually to determine if circumstances exist which may indicate a potential impairment. In addition, if circumstances exist, the Company will perform an impairment test, using an undiscounted cash flow analysis.

If the asset is determined to be impaired, the difference between the book value of the asset and its current fair value would be recognized as an expense in the period in which the impairment occurs.

Non-controlling Interests. According to the requirements within ASC 810-10, the Company reports non-controlling interests as equity, separate from the parent’s equity, on the consolidated statements of financial condition. In addition, the Company’s consolidated net income on the consolidated statements of income includes the income (loss) attributable to non-controlling interest holders of the Company’s consolidated sponsored investment funds and collateralized loan obligations (“CLOs”). Income (loss) attributable to non-controlling interests is not adjusted for income taxes for consolidated sponsored investment funds and CLOs that are treated as pass-through entities for tax purposes.

Classification and Measurement of Redeemable Securities. The Company includes redeemable non-controlling interests related to certain consolidated sponsored investment funds in temporary equity on the Company’s consolidated statements of financial condition.

Appropriated Retained Earnings. Upon adoption of ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”) on January 1, 2010, BlackRock consolidated three CLOs and recorded a cumulative effect adjustment to appropriated retained earnings on the consolidated statement of financial condition equal to the difference between the fair value of the CLOs’ assets and the fair value of their liabilities. Such amounts are recorded as appropriated retained earnings as the CLO noteholders, not BlackRock, ultimately will receive the benefits or absorb the losses associated with the CLOs’ assets and liabilities. Subsequent to adoption of ASU 2009-17, the net change in the fair value of the CLOs’ assets and liabilities has been recorded as net income (loss) attributable to nonredeemable non-controlling interests and as an adjustment to appropriated retained earnings. In addition, on September 30, 2011, BlackRock consolidated one additional CLO, resulting in $19 million of additional appropriated retained earnings upon the initial consolidation.

2. Significant Accounting Policies (continued)

Treasury Stock. The Company records common stock purchased for treasury at cost. At the date of subsequent reissuance, the treasury stock account is reduced by the cost of such stock using the average cost method.

Revenue Recognition

Investment Advisory, Administration Fees and Securities Lending Revenue. Investment advisory and administration fees are recognized as the services are performed. Such fees are primarily based on pre-determined percentages of the market value of AUM or, in the case of certain real estate clients, net operating income generated by the underlying properties. Investment advisory and administration fees are affected by changes in AUM, including market appreciation or depreciation, foreign exchange translation and net subscriptions or redemptions. Investment advisory and administration fees for investment funds are shown net of fees waived pursuant to contractual expense limitations of the funds or voluntary waivers.

The Company contracts with third parties and related parties for various mutual fund distribution and shareholder servicing to be performed on behalf of certain funds managed by the Company. Such arrangements generally are priced as a portion of the management fee paid by the fund. In certain cases, the fund (primarily international funds) takes on the primary responsibility for payment for services such that BlackRock bears no credit risk to the third party. The Company accounts for such retrocession arrangements in accordance with ASC 605-45, Revenue Recognition – Principal Agent Considerations, and has recorded its management fees net of retrocessions. Retrocessions for the years ended December 31, 2011, 2010 and 2009 were $928 million, $831 million and $611 million, respectively, and were reflected net in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.

The Company also earns revenue by lending securities on behalf of clients, primarily to brokerage institutions. Such revenues are accounted for on an accrual basis. The revenue earned is shared between the Company and the funds or other third-party accounts managed by the Company from which the securities are borrowed.

Performance Fees. The Company receives performance fees or an incentive allocation from certain actively managed investment funds and certain separately managed accounts. These performance fees are earned upon exceeding specified relative and/or absolute investment return thresholds. Such fees are recorded upon completion of the measurement period which varies by product or account.

The Company may receive carried interest from certain alternative investments upon exceeding performance thresholds. BlackRock may be required to return all, or part, of such carried interest depending upon future performance of these investments. BlackRock records carried interest subject to such claw-back provisions in investments, or cash on its consolidated statements of financial condition to the extent that it is distributed. Carried interest is realized and recorded as performance fees revenue upon the earlier of the termination of the investment fund or when the likelihood of claw-back is mathematically improbable. The Company records a deferred carried interest liability to the extent it receives cash or capital allocations related to carried interest prior to meeting the revenue recognition criteria. At December 31, 2011 and 2010, the Company had $33 million and $23 million, respectively, of deferred carried interest recorded in other liabilities on the consolidated statements of financial condition.

BlackRock Solutions and Advisory. BlackRock provides a variety of risk management, investment analytic, enterprise investment system and financial markets advisory services to financial institutions, pension funds, asset managers, foundations, consultants, mutual fund sponsors, real estate investment trusts and government agencies. These services are provided under the brand name BlackRock Solutions® and include a wide array of risk management services, valuation of illiquid securities, disposition and workout assignments (including long-term portfolio liquidation assignments), strategic planning and execution, and enterprise investment system outsourcing to clients. Fees earned for BlackRock Solutions and advisory services are recorded as services are performed and are determined using some, or all, of the following methods: (i) fixed fees, (ii) percentages of various attributes of advisory AUM or value of positions on the Aladdin® platform and (iii) performance fees if contractual thresholds are met. The fees earned for BlackRock Solutions and advisory services are recorded in BlackRock Solutions and advisory on the consolidated statements of income.

2. Significant Accounting Policies (continued)

Revenue Recognition (continued)

Other Revenue. The Company earns fees for transition management services comprised of commissions from acting as an introducing broker-dealer in buying and selling securities on behalf of the Company’s customers. Commissions related to transition management services are recorded on a trade-date basis as securities transactions occur and are reflected in other revenue on the consolidated statements of income.

The Company earns commissions revenue upon the sale of unit trusts and Class A mutual funds. Revenue is recorded at the time of the sale of the product.

Other revenue also includes equity method investment earnings related to operating advisory company investments and marketing fees earned for services to distribute Barclays iPath® products, which are related to exchange-traded notes issued by Barclays.

Stock-based Compensation. The Company applies ASC 718-10, Compensation – Stock Compensation (“ASC 718-10”), which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. Entities are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized over the period during which an employee is required to provide service (usually the vesting period) in exchange for the stock award.

The Company measures the grant-date fair value of restricted stock units (“RSUs”) using the Company’s share price on the date of grant. For employee share options and similar instruments, the Company uses option-pricing models. If an equity award is modified after the grant date, incremental compensation cost is recognized for an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Awards under the Company’s stock-based compensation plans vest over various periods. Compensation cost is recorded by the Company on a straight-line basis over the requisite service period for each separate vesting portion of the award as if the award is, in-substance, multiple awards. Compensation cost is reduced by the number of awards expected to be forfeited prior to vesting. Forfeiture estimates generally are derived using historical forfeiture information, where available, and are reviewed for reasonableness at least quarterly.

The Company amortizes the grant-date fair value of stock-based compensation awards made to retirement-eligible employees over the requisite service period. Upon notification of retirement, the Company accelerates the unamortized portion of the award over the contractually-required retirement notification period, if applicable.

The Company pays cash dividend equivalents that are not subject to vesting on outstanding RSUs granted prior to 2009. Dividend equivalents on participating shares expected to vest are recorded in retained earnings.

Distribution and Servicing Costs. Distribution and servicing costs include payments to third parties and affiliates, including Bank of America/Merrill Lynch, PNC and Barclays, primarily associated with distribution and servicing of client investments in certain BlackRock products. Distribution and servicing costs are expensed when incurred.

Direct Fund Expenses. Direct fund expenses, which are expensed as incurred, primarily consist of third-party non-advisory expenses incurred by BlackRock related to certain funds for the use of certain index trademarks, reference data for certain indices, custodial services, fund administration, fund accounting, transfer agent services, shareholder reporting services, audit and tax services as well as other fund-related expenses directly attributable to the non-advisory operations of the fund.

Leases. The Company accounts for its operating leases, which may include escalations, in accordance with ASC 840-10, Leases. The Company expenses the lease payments associated with operating leases evenly during the lease term (including rent-free periods) beginning on the commencement of the lease term.

2. Significant Accounting Policies (continued)

Foreign Exchange. Monetary assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the date of the consolidated statements of financial condition. Non-monetary assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at historical exchange rates. Revenue and expenses are translated at average exchange rates during the period. Gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income, a separate component of stockholders’ equity on the consolidated statements of financial condition. Gains or losses resulting from foreign currency transactions are included in general and administration expense on the consolidated statements of income. For the years ended December 31, 2011, 2010 and 2009, the Company recorded gains (losses) from foreign currency transactions of $(1) million, $6 million and $(11) million, respectively.

Income Taxes. The Company accounts for income taxes under the asset and liability method prescribed by ASC 740-10, Income Taxes (“ASC 740-10”). Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in income in the period that includes the enactment date.

Management periodically assesses the recoverability of its deferred income tax assets based upon expected future earnings, taxable income in prior carryback years, future deductibility of the asset, changes in applicable tax laws and other factors. If management determines that it is not more likely than not that the deferred tax asset will be fully recoverable in the future, a valuation allowance will be established for the difference between the asset balance and the amount expected to be recoverable in the future. This allowance will result in additional income tax expense on the Company’s consolidated statements of income. Further, the Company records its income taxes receivable and payable based upon its estimated income tax position.

Excess tax benefits related to stock-based compensation are recognized as additional paid-in capital and are reflected as financing cash flows on the consolidated statements of cash flows. If the Company does not have additional paid-in capital credits (cumulative tax benefits recorded to additional paid-in capital), the Company will record an expense for any deficit, or shortfall, between the recorded tax benefit and tax return benefit. At December 31, 2011 and 2010, BlackRock had excess additional paid-in capital credits to absorb potential future deficits between recorded tax benefits and tax return benefits.

Earnings per Share (“EPS”). EPS is calculated pursuant to the two-class method as defined in ASC 260-10, Earnings per Share (“ASC 260-10”), which specifies that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends or dividend equivalents are considered participating securities and should be included in the computation of EPS pursuant to the two-class method. The dilutive effect of outstanding unvested share-based payment awards that are considered non-participating securities are calculated under the treasury stock method.

The Company presents both basic and diluted EPS amounts. Basic EPS is calculated by dividing net distributed and undistributed earnings allocated to shareholders, excluding participating securities, by the weighted-average number of shares outstanding. The Company’s participating securities consist of its unvested share-based payment awards that contain rights to non-forfeitable dividends or dividend equivalents. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the impact of other potentially dilutive shares outstanding during the period. The dilutive effect of participating securities is calculated under the more dilutive of either the treasury stock method or the two-class method.

Due to the similarities in terms among each series of BlackRock’s non-voting participating preferred stock and the Company’s common stock, the Company considers each series of non-voting participating preferred stock to be common stock equivalents for purposes of earnings per common share calculations.

In accordance with ASC 260-10, shares of the Company’s common stock are not included in basic earnings per common share until contingencies are resolved and the shares are released. Shares of the Company’s common stock are not included in diluted earnings per common share unless the contingency has been met assuming that the contingency period ended on the date of the consolidated statement of financial condition.

Business Segments. The Company’s management directs BlackRock’s operations as one business, the asset management business. As such, the Company operates in one business segment as defined in ASC 280-10, Segment Reporting (“ASC 280-10”).

2. Significant Accounting Policies (continued)

Business Combinations. The Company accounts for business combinations in accordance with the requirements of ASC 805, Business Combinations (“ASC 805”). The fundamental requirement of ASC 805 is that the acquisition method of accounting (the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The provisions within ASC 805 further define the acquirer, establish the acquisition date and define transactions that qualify as business combinations.

Additionally, the requirements within ASC 805 provide the guidance for measuring fair value of assets acquired, liabilities assumed and any non-controlling interest in the acquiree, provide guidance for the measurement of fair value in a step acquisition, provide guidance for recognizing assets acquired and liabilities assumed subject to contingencies, provide guidance on recognition and measurement of contingent consideration and require that acquisition-related costs of the acquirer generally be expensed as incurred. Reversal of valuation allowances related to acquired deferred tax assets and changes to liabilities for unrecognized tax benefits related to tax positions assumed in business combinations subsequent to the adoption of the requirements within ASC 805, will affect the income tax provision in the period of reversal or change.

Fair Value Measurements.

Hierarchy of Fair Value Inputs. The provisions of ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), establish a hierarchy that prioritizes inputs to valuation techniques used to measure fair value and require companies to disclose the fair value of their financial instruments according to the fair value hierarchy (i.e., Level 1, 2 and 3 inputs, as defined). The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 Inputs:

Quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date.

•

Level 1 assets may include listed mutual funds (including those accounted for under the equity method of accounting as these mutual funds are investment companies that have publicly available net asset values (“NAVs”), which in accordance with GAAP, are calculated under fair value measures and the changes are equal to the earnings of such funds), ETFs, equities and certain exchange-traded derivatives.

Level 2 Inputs:

Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; quotes from pricing services or brokers for which the Company can determine that orderly transactions took place at the quoted price or that the inputs used to arrive at the price were observable; and inputs other than quoted prices that are observable, such as models or other valuation methodologies. As a practical expedient, the Company relies on the NAV (or its equivalent) of certain investments as their fair value.

•

Level 2 assets in this category may include debt securities, bank loans, short-term floating rate notes and asset-backed securities, securities held within consolidated hedge funds, certain equity method limited partnership interests in hedge funds valued based on NAV where the Company has the ability to redeem at the measurement date or within the near term without redemption restrictions, restricted public securities valued at a discount, as well as over-the-counter derivatives, including interest and inflation rate swaps and foreign currency exchange contracts that have inputs to the valuations that generally can be corroborated by observable market data.

2. Significant Accounting Policies (continued)

Fair Value Measurements (continued)

Level 3 Inputs:

Unobservable inputs for the valuation of the asset or liability, which may include non-binding broker quotes. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation. Certain investments that are valued using a NAV and are subject to current redemption restrictions that will not be lifted in the near term are included in Level 3.

•

Level 3 assets in this category may include general and limited partnership interests in private equity funds, funds of private equity funds, real estate funds, hedge funds, and funds of hedge funds, direct private equity investments held within consolidated funds, bank loans, bonds and certain held for sale real estate disposal assets.

•

Level 3 inputs include BlackRock capital accounts for its partnership interests in various alternative investments, including distressed credit hedge funds, real estate and private equity funds, which may be adjusted by using the returns of certain market indices. The various partnerships are investment companies, which record their underlying investments at fair value based on fair value policies established by management of the underlying fund. Fair value policies at the underlying fund generally require the fund to utilize pricing/valuation information, including independent appraisals, from third-party sources. However, in some instances, current valuation information for illiquid securities or securities in markets that are not active may not be available from any third-party source or fund management may conclude that the valuations that are available from third-party sources are not reliable. In these instances, fund management may perform model-based analytical valuations that may be used as an input to value these investments.

•	Level 3 liabilities in this category include borrowings of consolidated CLOs valued based upon non-binding single broker quotes.

Significance of Inputs. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

Fair Value Option. ASC 825-10, Financial Instruments (“ASC 825-10”), provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent accounting measurement attribute for certain financial assets and liabilities. ASC 825-10 permits entities to elect to measure eligible financial assets and liabilities at fair value on an ongoing basis. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument-by-instrument basis, must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to ASC 825-10 are required to be reported separately from those instruments measured using another accounting method.

Derivative Instruments and Hedging Activities. ASC 815-10, Derivatives and Hedging (“ASC 815-10”), establishes accounting and reporting standards for derivative instruments, including certain derivatives embedded in other contracts and for hedging activities. ASC 815-10 generally requires an entity to recognize all derivatives as either assets or liabilities on the consolidated statements of financial condition and to measure those investments at fair value.

The Company does not use derivative financial instruments for trading or speculative purposes. The Company uses derivative financial instruments primarily for purposes of hedging: (i) exposures to fluctuations in foreign currency exchange rates of certain assets and liabilities, (ii) market exposures for certain seed investments and (iii) future cash flows on floating rate notes. The Company may also use derivatives within separate account assets, which are segregated funds held for purposes of funding individual and group pension contracts, or in connection with capital support agreements with affiliated investment companies. In addition, certain consolidated sponsored investment funds may also invest in derivatives as a part of their investment strategy.

Changes in the fair value of the Company’s derivative financial instruments are generally recognized in current earnings and, where applicable, are offset by the corresponding gain or loss on the related foreign-denominated assets or liabilities or hedged investments, on the consolidated statements of income.

Recent Accounting Pronouncements Not Yet Adopted

Amendments to Fair Value Measurements and Disclosures. In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”), which amends the existing fair value guidance within ASC 820. The amendments include:

(1) application of the concepts of highest and best use and valuation premise only to measuring the fair value of nonfinancial assets (that is, it does not apply to financial assets or any liabilities), (2) an exception to fair value measurement principles for financial assets and financial liabilities (and derivatives) with offsetting positions in market risks or counterparty credit risk, which allows an entity to measure the fair value of the net risk position, when several criteria are met, (3) extension of the prohibition of a blockage factor application to all fair value measurements, (4) a model for the fair value measurement of instruments classified within an entity’s shareholders’ equity which is consistent with the guidance of measuring the fair value for liabilities, (5) additional disclosures for fair value measurements categorized in Level 3 of the fair value hierarchy including: (i) quantitative information about unobservable inputs used, (ii) a description of the valuation processes used by the entity and (iii) a qualitative discussion about the sensitivity of the measurements, (6) disclosure of the level in the fair value hierarchy of assets and liabilities not recorded at fair value but where fair value is disclosed and (7) disclosure of any transfers between Levels 1 and 2 of the fair value hierarchy, not just significant transfers.

The provisions of ASU 2011-04 are effective for the Company for the interim period beginning after December 15, 2011. The adoption of ASU 2011-04 is not expected to materially impact BlackRock’s consolidated financial statements.

Amendments to Goodwill Impairment Testing. In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”), which amends the guidance in ASC 350 on testing goodwill for impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not to be less than the carrying amount, the two-step impairment test would be required. The amendments are effective for the Company for annual and interim goodwill impairment tests performed beginning after December 15, 2011. The provisions of ASU 2011-08, if elected to be adopted, are not expected to materially impact BlackRock’s consolidated financial statements.

3. Investments

A summary of the carrying value of total investments is as follows:

(Dollar amounts in millions)	December 31, 2011	December 31, 2010
Available-for-sale investments	$52	$45
Held-to-maturity investments	105	100
Trading investments:
Consolidated sponsored investment funds	214	60
Other equity and debt securities	7	22
Deferred compensation plan mutual funds	46	49

Total trading investments	267	131
Other investments:
Consolidated sponsored investment funds	373	337
Equity method investments	457	556
Deferred compensation plan hedge fund equity method investments	19	27
Cost method investments	337	331
Carried interest	21	13

Total other investments	1,207	1,264

Total investments	$1,631	$1,540

At December 31, 2011, the Company consolidated $587 million of investments held by consolidated sponsored investment funds (non-VIEs) of which $214 million and $373 million were classified as trading investments and other investments, respectively.

At December 31, 2010, the Company consolidated $397 million of investments held by consolidated sponsored investment funds (non-VIEs) of which $60 million and $337 million were classified as trading investments and other investments, respectively.

Available-for-sale Investments

A summary of the cost and carrying value of investments classified as available-for-sale, is as follows:

(Dollar amounts in millions)
		Gross Unrealized		Carrying Value
December 31, 2011	Cost	Gains	Losses

Equity securities:
Sponsored investment funds	$52	$—	$(2)	$50
Collateralized debt obligations (“CDOs”)	1	—	—	1
Debt securities:
Asset-backed debt	1	—	—	1

Total available-for-sale investments	$54	$—	$(2)	$52

		Gross Unrealized		Carrying Value
December 31, 2010	Cost	Gains	Losses

Equity securities:
Sponsored investment funds	$33	$4	$(1)	$36
CDOs	2	—	—	2
Debt securities:
Mortgage debt	4	2	—	6
Asset-backed debt	1	—	—	1

Total available-for-sale investments	$40	$6	$(1)	$45

Available-for-sale investments primarily include seed investments in BlackRock sponsored investment funds.

3. Investments (continued)

Available-for-sale Investments (continued)

A summary of sale activity in the Company’s available-for-sale securities during the years ended December 31, 2011, 2010 and 2009 is shown below.

	Year ended December 31,
(Dollar amounts in millions)	2011	2010	2009

Sales proceeds	$44	$42	$100

Net realized gain (loss):
Gross realized gains	$3	$3	$3
Gross realized losses	(2)	(1)	(8)

Net realized gain (loss)	$1	$2	($5)

Held-to-Maturity Investments

A summary of the carrying value of held-to-maturity investments is as follows:

(Dollar amounts in millions)	December 31, 2011	December 31, 2010
Foreign government debt	$105	$100

Held-to-maturity investments include debt instruments held for regulatory purposes and the amortized cost (the carrying value) of these investments approximates fair value. The amortized cost of debt securities classified as held-to-maturity at December 31, 2011 by maturity date were as follows:

(Dollar amounts in millions)	1 Year or less	After 1 Year through 5 Years	After 5 Years through 10 Years	After 10 Years	Total
December 31, 2011
Foreign government debt	$96	$—	$—	$9	$105

Trading Investments

A summary of the cost and carrying value of trading investments is as follows:

	December 31, 2011		December 31, 2010
		Carrying		Carrying
(Dollar amounts in millions)	Cost	Value	Cost	Value
Trading investments:
Deferred compensation plan mutual funds	$45	$46	$45	$49
Equity securities	174	169	37	45
Debt securities:
Municipal debt	—	—	10	10
Foreign debt	12	12	—	—
Corporate debt	39	40	25	27

Total trading investments	$270	$267	$117	$131

At December 31, 2011, trading investments included $163 million of equity securities and $51 million of debt securities held by consolidated sponsored investment funds, $46 million of certain deferred compensation plan mutual fund investments and $7 million of equity and debt securities held in separate investment accounts for the purpose of establishing an investment history in various investment strategies before being marketed to investors.

3. Investments (continued)

Other Investments

A summary of the cost and carrying value of other investments is as follows:

	December 31, 2011		December 31, 2010
(Dollar amounts in millions)	Cost	Carrying Value	Cost	Carrying Value
Other investments:
Consolidated sponsored investment funds	$345	$373	$319	$337
Equity method	487	457	569	556
Deferred compensation plan hedge fund equity method investments	17	19	20	27
Cost method investments:
Federal Reserve Bank stock	328	328	325	325
Other	9	9	6	6

Total cost method investments	337	337	331	331
Carried interest	—	21	—	13

Total other investments	$1,186	$1,207	$1,239	$1,264

Consolidated sponsored investment funds include third-party private equity funds, direct investments in private companies and third-party hedge funds held by BlackRock sponsored investment funds.

Equity method investments include BlackRock’s direct investment in BlackRock sponsored investment products.

Carried interest represents allocations to BlackRock general partner capital accounts for certain funds. These balances are subject to change upon cash distributions, additional allocations, or reallocations back to limited partners within the respective funds.

Cost method investments include non-marketable securities, including Federal Reserve Bank stock which is held for regulatory purposes and is restricted from sale. As of December 31, 2011 and 2010, there were no indicators of impairments on these investments.

4. Consolidated Sponsored Investment Funds

The Company consolidates certain sponsored investment funds primarily because it is deemed to control such funds in accordance with GAAP. The investments that are owned by these consolidated sponsored investment funds are classified as other or trading investments. The following table presents the balances related to these consolidated funds that were included on the consolidated statements of financial condition as well as BlackRock’s net interest in these funds:

(Dollar amounts in millions)	December 31, 2011	December 31, 2010
Cash and cash equivalents	$196	$65
Investments:
Trading investments	214	60
Other investments	373	337
Other assets	5	3
Other liabilities	(37)	(10)
Non-controlling interests	(276)	(195)

BlackRock’s net interests in consolidated investment funds	$475	$260

BlackRock’s total exposure to consolidated sponsored investment funds of $475 million and $260 million at December 31, 2011 and 2010, respectively, represents the value of the Company’s economic ownership interest in these sponsored investment funds. Valuation changes associated with these consolidated investment funds are reflected in non-operating income (expense) and partially offset in net income (loss) attributable to non-controlling interests for the portion not attributable to BlackRock.

In addition, at December 31, 2011 and 2010, four and three consolidated CLOs, respectively, and one other consolidated sponsored investment fund which were deemed to be VIEs, were excluded from the balances in the table above as the balances for these investment products are reported separately on the consolidated statements of financial condition. See Note 6, Variable Interest Entities, for further discussion on these consolidated products.

The Company may not be readily able to access cash and cash equivalents held by consolidated sponsored investment funds to use in its operating activities. In addition, the Company may not be readily able to sell investments held by consolidated sponsored investment funds in order to obtain cash for use in its operations.

5. Fair Value Disclosures

Fair Value Hierarchy

Total assets measured at fair value on a recurring basis of $141.6 billion at December 31, 2011 were as follows:

	Assets measured at fair value
(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Other Assets Not Held at Fair Value (1)	December 31, 2011
Assets:

Investments
Available-for-sale:
Equity securities (funds and CDOs)	$50	$—	$1	$—	$51
Debt securities	—	1	—	—	1

Total available-for-sale	50	1	1	—	52
Held-to-maturity:
Debt securities	—	—	—	105	105
Trading:
Deferred compensation plan mutual funds	46	—	—	—	46
Equity securities	163	6	—	—	169
Debt securities	—	52	—	—	52

Total trading	209	58	—	—	267
Other investments:
Consolidated sponsored investment funds:
Hedge funds / Funds of funds	—	20	22	—	42
Private / public equity	18	—	313	—	331

Total consolidated sponsored investment funds	18	20	335	—	373
Equity method:
Hedge funds / Funds of hedge funds	—	33	193	14	240
Private equity investments	—	—	85	21	106
Real estate funds	—	—	88	20	108
Equity mutual funds	3	—	—	—	3

Total equity method	3	33	366	55	457
Deferred compensation plan hedge fund equity method investments	—	19	—	—	19
Cost method investments	—	—	—	337	337
Carried interest	—	—	—	21	21

Total investments	280	131	702	518	1,631
Separate account assets:
Equity securities	74,088	—	3	—	74,091
Debt securities	—	38,596	7	—	38,603
Derivatives	8	1,487	—	—	1,495
Money market funds	2,845	—	—	—	2,845
Other	—	920	—	917	1,837

Total separate account assets	76,941	41,003	10	917	118,871
Collateral held under securities lending agreements:
Equity securities	14,092	—	—	—	14,092
Debt securities	—	6,826	—	—	6,826

Total collateral held under securities lending agreements	14,092	6,826	—	—	20,918
Other assets(2)	—	11	—	—	11
Assets of consolidated VIEs:
Bank loans	—	1,376	83	—	1,459
Bonds	—	105	40	—	145
Private / public equity	4	4	27	—	35

Total assets of consolidated VIEs	4	1,485	150	—	1,639

Total	$91,317	$49,456	$862	$1,435	$143,070

(1)

Amounts comprised of investments held at cost, amortized cost, carried interest and equity method investments, which include investment companies, and other assets which in accordance with GAAP are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(2)	Amount includes company-owned and split-dollar life insurance policies.

5. Fair Value Disclosures (continued)

Fair Value Hierarchy (continued)

Liabilities measured at fair value on a recurring basis at December 31, 2011 were as follows:

(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	December 31, 2011
Liabilities:

Borrowings of consolidated VIEs	$—	$—	$1,574	$1,574
Collateral liabilities under securities lending agreements	14,092	6,826	—	20,918
Other liabilities(1)	15	11	—	26

Total liabilities measured at fair value	$14,107	$6,837	$1,574	$22,518

(1)

Amount includes credit default swap (Pillars) (see Note 7, Derivatives and Hedging, for more information) and securities sold short within consolidated sponsored investment funds recorded within other liabilities on the consolidated statement of financial condition.

5. Fair Value Disclosures (continued)

Fair Value Hierarchy (continued)

Total assets measured at fair value on a recurring basis of $140.5 billion at December 31, 2010 were as follows:

	Assets measured at fair value
(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Other Assets Not Held at Fair Value (1)	December 31, 2010
Assets:

Investments
Available-for-sale:
Equity securities (funds and CDOs)	$36	$—	$2	$—	$38
Debt securities	—	7	—	—	7

Total available-for-sale	36	7	2	—	45
Held-to-maturity:
Debt securities	—	—	—	100	100
Trading:
Deferred compensation plan mutual funds	49	—	—	—	49
Equity securities	36	9	—	—	45
Debt securities	—	37	—	—	37

Total trading	85	46	—	—	131
Other investments:
Consolidated sponsored investment funds:
Hedge funds / Funds of funds	—	1	19	—	20
Private / public equity	18	—	299	—	317

Total consolidated sponsored investment funds	18	1	318	—	337
Equity method:
Hedge funds / Funds of hedge funds	—	44	226	34	304
Private equity investments	—	—	68	20	88
Real estate funds	—	8	36	10	54
Fixed income mutual funds	103	—	—	—	103
Equity / Multi-asset class mutual funds	7	—	—	—	7

Total equity method	110	52	330	64	556
Deferred compensation plan hedge fund equity method investments	—	27	—	—	27
Carried interest	—	—	—	13	13
Cost method investments	—	—	—	331	331

Total investments	249	133	650	508	1,540
Separate account assets:
Equity securities	79,727	3	4	—	79,734
Debt securities	—	36,415	170	—	36,585
Derivatives	1	1,598	—	—	1,599
Money market funds	2,549	—	—	—	2,549
Other	—	—	—	670	670

Total separate account assets	82,277	38,016	174	670	121,137
Collateral held under securities lending agreements
Equity securities	15,237	—	—	—	15,237
Debt securities	—	2,401	—	—	2,401

Total collateral held under securities lending agreements	15,237	2,401	—	—	17,638
Other assets(2)	—	11	—	—	11
Assets of consolidated VIEs:
Bank loans	—	1,130	32	—	1,162
Bonds	—	113	—	—	113
Private / public equity	4	3	30	—	37

Total assets of consolidated VIEs	4	1,246	62	—	1,312

Total	$97,767	$41,807	$886	$1,178	$141,638

(1)

Amount comprised of investments held at cost, amortized cost, carried interest and equity method investments, which include investment companies, and other assets which in accordance with GAAP are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(2)	Amount includes company-owned and split-dollar life insurance policies.

5. Fair Value Disclosures (continued)

Fair Value Hierarchy (continued)

Liabilities measured at fair value on a recurring basis at December 31, 2010 were as follows:

(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	December 31, 2010
Liabilities:

Borrowings of consolidated VIEs	$—	$—	$1,278	$1,278
Collateral liabilities under securities lending agreements	15,237	2,401	—	17,638
Other liabilities(1)	—	3	—	3

Total liabilities measured at fair value	$15,237	$2,404	$1,278	$18,919

(1)	Amount includes credit default swap (Pillars) recorded within other liabilities on the consolidated statement of financial condition. See Note 7, Derivatives and Hedging, for more information.

Separate Account Assets. The separate account assets are maintained by a wholly owned subsidiary of the Company which is a registered life insurance company in the United Kingdom, and represent segregated assets held for purposes of funding individual and group pension contracts. In accordance with GAAP, the Company records equal and offsetting separate account liabilities. The separate account assets are not available to creditors of the Company and the holders of the pension contracts have no recourse to the Company. The net investment income attributable to separate account assets accrues directly to the contract owners and is not reported on the Company’s consolidated statements of income. While BlackRock has no economic interest in these assets or liabilities, BlackRock earns an investment advisory fee for the service of managing these assets on behalf of the clients.

Level 3 Assets. Level 3 assets recorded within investments, which include equity method investments and consolidated investments of real estate funds, private equity funds and funds of private equity funds, are valued based upon valuations, including capital accounts, received from internal as well as third-party fund managers. Fair values of the underlying funds are based on a combination of methods, which may include third-party independent appraisals and discounted cash flow techniques. Direct investments in private equity companies held by funds of private equity funds are valued based on an assessment of each underlying investment, incorporating evaluation of additional significant third-party financing, changes in valuations of comparable peer companies, the business environment of the companies and market indices, among other factors.

Level 3 assets recorded within separate account assets include single broker non-binding quotes for fixed income securities and equity securities that have unobservable inputs due to certain corporate actions.

Level 3 assets of consolidated VIEs include bank loans and bonds valued based on single broker non-binding quotes and direct private equity investments and private equity funds valued based upon valuations received from internal as well as third-party fund managers, which may be adjusted by using the returns of certain market indices.

Level 3 Liabilities. Level 3 liabilities recorded as borrowings of consolidated VIEs include CLO borrowings valued based upon single broker non-binding quotes.

5. Fair Value Disclosures (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2011

(Dollar amounts in millions)	December 31, 2010	Realized and unrealized gains (losses) in earnings and OCI	Purchases	Sales and maturities	Issuances and other settlements(1)	Transfers into Level 3	Transfers out of Level 3	December 31, 2011	Total net gains (losses) included in earnings(2)
Assets:

Investments:

Available-for-sale:
Equity securities (funds and CDOs)	$2	$—	$—	$—	$(1)	$—	$—	$1	$—

Consolidated sponsored investment funds:
Hedge funds / Funds of funds	19	(1)	6	(2)	—	—	—	22	—
Private equity	299	42	17	(47)	—	2	—	313	35

Equity method:
Hedge funds / Funds of hedge funds	226	(5)	5	(1)	(32)	—	—	193	(5)
Private equity investments	68	13	7	—	(3)	—	—	85	13
Real estate funds	36	9	38	—	(3)	8	—	88	9

Total Level 3 investments	650	58	73	(50)	(39)	10	—	702	52

Separate account assets:
Equity securities	4	(4)	16	(42)	—	38	(9)	3
Debt securities	170	(4)	96	(168)	—	—	(87)	7

Total Level 3 separate account assets	174	(8)	112	(210)	—	38	(96)	10	n/a	(3)

Assets of consolidated VIEs:
Bank loans	32	(2)	32	(29)	16	85	(51)	83
Bonds	—	1	—	—	—	39	—	40
Private equity	30	4	—	(7)	—	—	—	27

Total Level 3 assets of consolidated VIEs	62	3	32	(36)	16	124	(51)	150	n/a	(4)

Total Level 3 assets	$886	$53	$217	$(296)	$(23)	$172	$(147)	$862

Liabilities:
Borrowings of consolidated VIEs	$1,278	$(9)	$—	$—	$287	$—	$—	$1,574	n/a	(4)

n/a – not applicable

(1)	Amount includes distributions from equity method investees, repayments of borrowings of consolidated VIEs, and loans and borrowings related to the consolidation of one additional CLO.
(2)	Earnings attributable to the change in unrealized gains (losses) relating to assets still held at the reporting date.
(3)	The net investment income attributable to separate account assets accrues directly to the contract owners and are not reported on the Company’s consolidated statements of income.
(4)	The net gain (loss) on consolidated VIEs is solely attributable to non-controlling interests on the Company’s consolidated statements of income.

5. Fair Value Disclosures (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2010

(Dollar amounts in millions)	December 31, 2009	Realized and unrealized gains / (losses), net	Purchases, sales, other settlements and issuances, net	Net transfers in and/or out of Level 3	December 31, 2010	Total net gains (losses) included in earnings(1)
Assets:

Investments:

Available-for-sale:
Equity securities (funds and CDOs)	$—	$1	$(1)	$2	$2	$—

Consolidated sponsored investment funds:
Hedge funds / Funds of funds	26	1	(8)	—	19	1
Private equity	312	44	(54)	(3)	299	44

Equity method:
Hedge funds / Funds of hedge funds	247	36	(26)	(31)	226	34
Private equity investments	47	8	13	—	68	6
Real estate funds	36	17	(17)	—	36	10

Deferred compensation plan hedge funds	15	—	—	(15)	—	—

Total Level 3 investments	683	107	(93)	(47)	650	95

Separate account assets:
Equity securities	5	29	(93)	63	4
Debt securities	1,287	60	284	(1,461)	170

Total Level 3 separate account assets	1,292	89	191	(1,398)	174	n/a	(2)
Other assets(3)	46	(8)	(38)	—	—	—

Assets of consolidated VIEs:
Bank loans	—	—	—	32	32
Private equity	—	3	27	—	30

Total Level 3 assets of consolidated VIEs	—	3	27	32	62	n/a	(4)

Total Level 3 assets	$2,021	$191	$87	$(1,413)	$886

Liabilities:
Borrowings of consolidated VIEs	$—	$(121)	$1,157	$—	$1,278	n/a	(4)

n/a – not applicable

(1)	Earnings attributable to the change in unrealized gains or (losses) relating to assets still held at the reporting date.
(2)	The net investment income attributable to separate account assets accrues directly to the contract owner and is not reported on the Company’s consolidated statements of income.
(3)	Amounts include disposal group assets.
(4)	The net investment income (expense) attributable to assets and borrowings of consolidated VIEs are allocated to non-controlling interests on the Company’s consolidated statements of income.

Realized and Unrealized Gains (Losses) for Level 3 Assets and Liabilities. Realized and unrealized gains (losses) recorded for Level 3 assets and liabilities are reported in non-operating income (expense) on the Company’s consolidated statements of income. A portion of net income (loss) for consolidated investments and all of the net income (loss) for consolidated VIEs is allocated to non-controlling interests to reflect net income (loss) not attributable to the Company.

5. Fair Value Disclosures (continued)

Significant Transfers in and/or out of Levels. Transfers in and/or out of Levels are reflected when significant inputs, including market inputs or performance attributes, used for the fair value measurement become observable / unobservable, or when the Company determines it has the ability, or no longer has the ability, to redeem in the near term certain investments that the Company values using a NAV (or a capital account), or when the book value of certain equity method investments no longer represents fair value as determined under fair value methodologies.

Separate Account Assets. In the year ended December 31, 2011, there were $87 million of transfers out of Level 3 to Level 2 related to debt securities held within separate account assets. In addition, there were $9 million of transfers out of Level 3 to Level 1 related to equity securities. The transfers in and out of Levels were primarily due to availability/ unavailability of market inputs, including inputs from pricing vendors and brokers.

In the year ended December 31, 2011, there were $38 million of transfers of equity securities into Level 3 from Level 1. The transfers into Level 3 were primarily due to market inputs no longer being considered observable.

In the year ended December 31, 2010, there were $1.5 billion of net transfers out of Level 3 to Level 2 related to debt securities. The net transfers in Levels were primarily due to availability of observable market inputs, including additional inputs from pricing vendors and brokers.

In the year ended December 31, 2010, there were $63 million of net transfers of equity securities into Level 3 from Level 1 and Level 2. The net transfers into Level 3 were primarily due to market inputs no longer being considered observable.

Assets of Consolidated VIEs. In the year ended December 31, 2011, there were $51 million of transfers out of Level 3 to Level 2 related to loans. In addition, in the year ended December 31, 2011, there were $85 million and $39 million of transfers into Level 3 from Level 2 related to loans and bonds, respectively. The transfers in and out of Levels were primarily due to availability/ unavailability of observable market inputs, including inputs from pricing vendors and brokers.

Significant Other Settlements. For the year ended December 31, 2011, there were $38 million of distributions from equity method investees categorized in Level 3.

During the year ended December 31, 2011, other settlements included $412 million of borrowings of consolidated VIEs related to the consolidation of one additional CLO.

As of January 1, 2010, upon the adoption of ASU 2009-17, there was a $35 million reclassification of assets from Level 3 private equity investments to Level 3 private equity assets of consolidated VIEs as well as the consolidation of $1,157 million of borrowings within the consolidated VIEs.

Additional Disclosures of Fair Value. The methods and assumptions for fair value disclosures are set forth below:

•

Cash and cash equivalents are carried at either cost or amortized cost which approximates fair value due to their short-term maturities. Money market funds are valued through the use of quoted market prices (Level 1 input), or $1.00, which generally is the NAV of the fund. At December 31, 2011 and 2010, approximately $123 million and $87 million, respectively, of money market funds were recorded within cash and cash equivalents on the Company’s consolidated statements of financial condition.

•	The carrying amounts of receivables, accounts payable and accrued liabilities approximate fair value due to their short maturities.

•

The fair value of marketable investments is based on quoted market prices or broker quotes. If investments are not readily marketable, fair values primarily are determined based on NAVs (or capital accounts) of investments in limited partnerships/limited liability companies or by the Company based on management’s assumptions or estimates, taking into consideration financial information of the investment, market indices or valuation services from third-party service providers. At December 31, 2011 and 2010, with the exception of certain equity and cost method investments and carried interest investments that are not accounted for under a fair value measure, the carrying value of investments approximated fair value.

•	Long-term borrowings are recorded at amortized amounts. See Note 11, Borrowings, for the fair value of the Company’s long-term borrowings.

5. Fair Value Disclosures (continued)

Investments in Certain Entities that Calculate Net Asset Value Per Share

As a practical expedient to value certain investments that do not have a readily determinable fair value and have attributes of an investment company, the Company relies on NAV as the fair value for certain investments. The following table lists information regarding all investments that use a fair value measurement to account for both their financial assets and financial liabilities in their calculation of a NAV per share (or its equivalent).

December 31, 2011

(Dollar amounts in millions)	Ref	Fair Value	Total Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Trading:
Equity	(a)	$2	$—	Daily (100%)	none

Consolidated sponsored investment funds:
Private equity funds of funds	(b)	258	44	n/r	n/r
Other funds of hedge funds	(c)	24	—	Monthly (25%) Quarterly (54%) n/r (21%)	30 – 90 days

Equity method:(1)
Hedge funds/funds of hedge funds	(d)	226	4	Monthly (2%) Quarterly (15%) n/r (83%)	15 – 90 days
Private equity funds	(e)	85	48	n/r	n/r
Real estate funds	(f)	88	17	n/r	n/r

Deferred compensation plan hedge fund investments	(g)	19	—	Monthly (16%) Quarterly (84%)	60 – 90 days

Consolidated VIE:
Private equity funds	(h)	27	2	n/r	n/r

Total		$729	$115

n/r – not redeemable

(1)	Comprised of equity method investments, which include investment companies, which in accordance with GAAP account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees approximates fair value.

5. Fair Value Disclosures (continued)

Investments in Certain Entities that Calculate Net Asset Value Per Share

December 31, 2010

(Dollar amounts in millions)	Ref	Fair Value	Total Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Trading:
Equity	(a)	$9	$—	Daily (100%)	none

Consolidated sponsored investment funds:
Private equity funds of funds	(b)	247	62	n/r	n/r
Other funds of hedge funds	(c)	3	—	Quarterly (84%) Annual (16%)	30 – 90 days

Equity method:(1)
Hedge funds/funds of hedge funds	(d)	269	9	Monthly (1%), Quarterly (17%) n/r (82%)	15 – 90 days
Private equity funds	(e)	68	57	n/r	n/r
Real estate funds	(f)	44	52	Quarterly (18%) n/r (82%)	60 days

Deferred compensation plan hedge fund investments	(g)	27	—	Monthly (11%), Quarterly (89%)	60 – 90 days

Consolidated VIE:
Private equity funds	(h)	29	2	n/r	n/r

Total		$696	$182

n/r – not redeemable

(1)	Comprised of equity method investments, which include investment companies, which in accordance with GAAP account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees approximates fair value.
(a)	This category includes consolidated offshore feeder funds that invest in master funds with multiple equity strategies to diversify risks. The fair values of the investments in this category have been estimated using the NAV of master offshore funds held by the feeder funds. Investments in this category generally can be redeemed at any time, as long as there are no restrictions in place by the underlying master funds.
(b)	This category includes the underlying third-party private equity funds within consolidated BlackRock sponsored private equity funds of funds. The fair values of the investments in the third-party funds have been estimated using capital accounts representing the Company’s ownership interest in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption; however, for certain funds the Company may sell or transfer its interest, which may need approval by the general partner of the underlying funds. Due to the nature of the investments in this category, the Company reduces its investment by distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds will be liquidated over a weighted-average period of approximately eight years at both December 31, 2011 and 2010. The total remaining unfunded commitments to other third-party funds were $44 million and $62 million at December 31, 2011 and 2010, respectively. The Company was contractually obligated to fund only $33 million and $42 million at December 31, 2011 and 2010, respectively, to the consolidated funds, while the remaining unfunded balances in the tables above are required to be funded by capital contributions from non-controlling interest holders.
(c)	This category includes consolidated funds of hedge funds that invest in multiple strategies to diversify risks. The fair values of the investments in this category have been estimated using the NAV of the fund’s ownership interest in partners’ capital of each fund in the portfolio. The majority of the underlying funds in this category can be redeemed as long as there are no restrictions in place. At December 31, 2011, the underlying funds that are currently restricted from redemptions within one year will be redeemable in approximately 12-24 months.
(d)	This category includes hedge funds and funds of hedge funds that invest primarily in equities, fixed income securities, distressed credit and mortgage instruments and other third-party hedge funds. The fair values of the investments in this category have been estimated using the NAV of the Company’s ownership interest in partners’ capital. It was estimated that the investments in the funds that are not subject to redemptions will be liquidated over a weighted-average period of approximately six and seven years at December 31, 2011 and 2010, respectively.

5. Fair Value Disclosures (continued)

Investments in Certain Entities that Calculate Net Asset Value Per Share (continued)

(e)	This category includes several private equity funds that initially invest in non-marketable securities of private companies, which ultimately may become public in the future. The fair values of these investments have been estimated using capital accounts representing the Company’s ownership interest in the funds as well as other performance inputs. The Company’s investment in each fund is not subject to redemption and is normally returned through distributions as a result of the liquidation of the underlying assets of the private equity funds. It was estimated that the investments in these funds will be liquidated over a weighted-average period of approximately six years and five years at December 31, 2011 and 2010, respectively.
(f)	This category includes several real estate funds that invest directly in real estate and real estate related assets. The fair values of the investments in this category have been estimated using capital accounts representing the Company’s ownership interest in the funds. The majority of the Company’s investments in this category is not subject to redemption or currently not redeemable and is normally returned through distributions as a result of the liquidation of the underlying assets of the real estate funds. It was estimated that the investments in these funds not subject to redemptions will be liquidated over a weighted-average period of approximately seven years at both December 31, 2011 and 2010.
(g)	This category includes investments in certain hedge funds that invest in energy and health science related equity securities. The fair values of the investments in this category have been estimated using capital accounts representing the Company’s ownership interest in partners’ capital as well as performance inputs. The investments in these funds will be liquidated upon settlement of certain deferred compensation liabilities.
(h)	This category includes the underlying third-party private equity funds within one consolidated BlackRock sponsored private equity fund of funds. The fair values of the investments in the third-party funds have been estimated using capital accounts representing the Company’s ownership interest in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption; however, for certain funds the Company may sell or transfer its interest, which may need approval by the general partner of the underlying third-party funds. Due to the nature of the investments in this category, the Company reduces its investment by distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds will be liquidated over a weighted-average period of approximately four years and five years at December 31, 2011 and 2010, respectively. Total remaining unfunded commitments to other third-party funds was $2 million at both December 31, 2011 and 2010, which are required to be funded by capital contributions from non-controlling interest holders.

5. Fair Value Disclosures (continued)

Fair Value Option. Upon the initial consolidation of three CLOs on January 1, 2010 and one CLO on September 30, 2011, the Company elected to adopt the fair value option provisions for eligible assets and liabilities, including bank loans and borrowings of the CLOs to mitigate accounting mismatches between the carrying value of the assets and liabilities and to achieve operational simplifications. To the extent there is a difference between the change in fair value of the assets and liabilities, the difference will be reflected as net income (loss) attributable to nonredeemable non-controlling interests on the consolidated statements of income and offset by a change in appropriated retained earnings on the consolidated statements of financial condition.

The following table presents the fair value of those assets and liabilities selected for fair value accounting as of December 31, 2011 and 2010:

(Dollar amounts in millions)	December 31, 2011	December 31, 2010
CLO Bank Loans:
Aggregate principal amounts outstanding	$1,522	$1,245
Fair value	$1,459	$1,162
Aggregate unpaid principal balance in excess of fair value	$63	$83
Unpaid principal balance of loans more than 90 days past due	$4	$3
Aggregate fair value of loans more than 90 days past due	$—	$1
Aggregate unpaid principal balance in excess of fair value for loans more than 90 days past due	$4	$2

CLO Borrowings:
Aggregate principal amounts outstanding	$1,781	$1,430
Fair value	$1,574	$1,278

At December 31, 2011, the principal amounts outstanding of the borrowings issued by the CLOs mature between 2016 and 2019.

During the years ended December 31, 2011 and 2010, the change in fair value of the bank loans, along with the bonds held at fair value, resulted in a $57 million gain and a $148 million gain, respectively, which was offset by a $68 million loss and a $175 million loss, respectively, in the fair value of the CLO borrowings.

The net loss was recorded in net gain (loss) on consolidated VIEs on the consolidated statement of income.

The change in fair value of the assets and liabilities included interest income and expense, respectively.

6. Variable Interest Entities

In the normal course of business, the Company is the manager of various types of sponsored investment vehicles, including CDOs/CLOs and sponsored investment funds, which may be considered VIEs. The Company receives advisory fees and/or other incentive-related fees for its services and may from time to time own equity or debt securities or enter into derivatives with the vehicles, each of which are considered variable interests. The Company enters into these variable interests principally to address client needs through the launch of such investment vehicles. The VIEs are primarily financed via capital contributed by equity and debt holders. The Company’s involvement in financing the operations of the VIEs is generally limited to its equity interests.

The PB of a VIE that is an investment fund that meets the conditions of ASU 2010-10 is the enterprise that has a variable interest (or combination of variable interests, including those of related parties) that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns or both. In order to determine whether the Company is the PB of a VIE, management must make significant estimates and assumptions of probable future cash flows of the VIEs. Assumptions made in such analyses may include, but are not limited to, market prices of securities, market interest rates, potential credit defaults on individual securities or default rates on a portfolio of securities, pre-payments, realization of gains, liquidity or marketability of certain securities, discount rates and the probability of certain other outcomes.

Effective January 1, 2010, the PB of a CDO/CLO or other entity that is a VIE that does not meet the conditions of ASU 2010-10 is the enterprise that has the power to direct activities of the entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the right to receive benefits that potentially could be significant to the entity.

6. Variable Interest Entities (continued)

VIEs in which BlackRock is the PB. At December 31, 2011 and 2010, BlackRock was the PB of five VIEs and four VIEs, respectively. The VIEs included CLOs in which BlackRock did not have an investment; however, BlackRock, as the collateral manager, was deemed to have both the power to control the activities of the CLOs and the right to receive benefits that could potentially be significant to the CLOs. In addition, BlackRock was the PB of one sponsored private equity investment fund in which it had a non-substantive investment, which absorbed the majority of the variability due to its de-facto third-party relationships with other partners in the fund. The assets of these VIEs are not available to creditors of the Company. In addition, the investors in these VIEs have no recourse to the credit of the Company. At December 31, 2011 and 2010, the following balances related to these VIEs were consolidated on the Company’s consolidated statements of financial condition:

	December 31, 2011	December 31, 2010
(Dollar amounts in millions)
Assets of consolidated VIEs:
Cash and cash equivalents	$54	$93
Bank loans	1,459	1,162
Bonds	145	113
Other investments	35	37

Total bank loans, bonds and other investments	1,639	1,312
Liabilities of consolidated VIEs:
Borrowings	(1,574)	(1,278)
Other liabilities	(9)	(7)
Appropriated retained earnings	(72)	(75)
Non-controlling interests of consolidated VIEs	(38)	(45)

Total BlackRock net interests in consolidated VIEs	$—	$—

For the year ended December 31, 2011, the Company recorded a non-operating loss of $18 million offset by an $18 million net loss attributable to nonredeemable non-controlling interests on the Company’s consolidated statements of income.

For the year ended December 31, 2010, the Company recorded a non-operating loss of $35 million offset by a $35 million net loss attributable to nonredeemable non-controlling interests on the Company’s consolidated statements of income.

At December 31, 2011 and 2010, the weighted-average maturity of the bank loans and bonds was approximately 4.2 years.

VIEs in which the Company holds significant variable interests or is the sponsor that holds a variable interest but is not the PB of the VIE. At December 31, 2011 and 2010, the Company’s carrying value of assets and liabilities and its maximum risk of loss related to VIEs in which it holds a significant variable interest or is the sponsor that holds a variable interest, but for which it was not the PB, were as follows:

At December 31, 2011

(Dollar amounts in millions)	Variable Interests on the Consolidated Statement of Financial Condition
	Investments	Advisory Fee Receivables	Other Net Assets (Liabilities)	Maximum Risk of Loss
CDOs/CLOs	$1	$2	$(3)	$20
Other sponsored investment funds:
Collective trusts	—	184	—	184
Other	18	54	(5)	72

Total	$19	$240	$(8)	$276

6. Variable Interest Entities (continued)

VIEs in which the Company holds significant variable interests or is the sponsor that holds a variable interest but is not the PB of the VIE (continued)

The size of the net assets of the VIEs that the Company does not consolidate related to CDOs/CLOs and other sponsored investment funds, including collective trusts, was as follows:

•

CDOs/CLOs – approximately ($2) billion, comprised of approximately $5 billion of assets at fair value and $7 billion of liabilities, primarily comprised of unpaid principal debt obligations to CDO/CLO debt holders.

•	Other sponsored investments funds – approximately $1.2 trillion to $1.3 trillion of net assets

•	This amount includes approximately $1.0 trillion of collective trusts. Each collective trust has been aggregated separately and may include collective trusts that invest in other collective trusts.

•	The net assets of these VIEs primarily are comprised of cash and cash equivalents and investments offset by liabilities primarily comprised of various accruals for the sponsored investment vehicles.

At December 31, 2011, BlackRock’s maximum risk of loss associated with these VIEs primarily relates to: (i) advisory fee receivables, (ii) BlackRock’s investments and (iii) $17 million of credit protection sold by BlackRock to a third party in a synthetic CDO transaction.

At December 31, 2010

(Dollar amounts in millions)	Variable Interests on the Consolidated Statement of Financial Condition
	Investments	Advisory Fee Receivables	Other Net Assets (Liabilities)	Maximum Risk of Loss
CDOs/CLOs	$2	$3	$(3)	$22
Other sponsored investment funds:
Collective trusts	—	188	—	188
Other	28	52	(7)	80

Total	$30	$243	$(10)	$290

The size of the net assets of the VIEs that the Company does not consolidate related to CDOs/CLOs and other sponsored investment funds, including collective trusts, was as follows:

•

CDOs/CLOs – approximately ($4) billion, comprised of approximately $7 billion of assets at fair value and $11 billion of liabilities, primarily comprised of unpaid principal debt obligations to CDO/CLO debt holders.

•	Other sponsored investments funds – approximately $1.6 trillion to $1.7 trillion of net assets

•	This amount includes approximately $1.2 trillion of collective trusts. Each collective trust has been aggregated separately and may include collective trusts that invest in other collective trusts.

•	The net assets of these VIEs primarily are comprised of cash and cash equivalents and investments offset by liabilities primarily comprised of various accruals for the sponsored investment vehicles.

At December 31, 2010, BlackRock’s maximum risk of loss associated with these VIEs primarily relates to: (i) advisory fee receivables, (ii) BlackRock’s investments and (iii) $17 million of credit protection sold by BlackRock to a third party in a synthetic CDO transaction.

7. Derivatives and Hedging

The Company entered into a designated cash flow hedge in May 2011 consisting of a $750 million interest rate swap maturing in 2013 to hedge future cash flows on floating rate notes due in 2013. Interest on this swap is at a fixed rate of 1.03% payable semi-annually on May 24 and November 24 of each year commencing November 24, 2011. See Note 11, Borrowings, for more information. The fair value of the interest rate swap as of December 31, 2011 was not material to the Company’s consolidated financial statements.

For the year ended December 31, 2010, the Company did not hold any derivatives designated in a formal hedge relationship under ASC 815-10.

The Company maintains a program to enter into total return swaps to economically hedge against market price exposures with respect to certain seed investments in sponsored investment products. At December 31, 2011 and 2010, the Company had six outstanding total return swaps with two counterparties with an aggregate notional value of approximately $43 million and $25 million, respectively. The fair value of the outstanding total return swaps as of December 31, 2011 and 2010 was not material to the Company’s consolidated financial statements.

The Company acts as the portfolio manager in a series of credit default swap transactions, referred to collectively as the Pillars synthetic CDO transaction (“Pillars”). The Company has entered into a credit default swap with Citibank, N.A. (“Citibank”), providing Citibank credit protection of approximately $17 million, representing the Company’s maximum risk of loss with respect to the provision of credit protection. The Company’s management has performed an assessment of its variable interest in Pillars (a collateral management agreement and the credit default swap) under ASC 810-10 and has concluded the Company is not Pillars’ PB. Pursuant to ASC 815-10, the Company carries the Pillars credit default swap at fair value based on the expected future cash flows under the arrangement.

On behalf of clients of the Company’s registered life insurance company, that maintains separate accounts representing segregated funds held for the purpose of funding individual and group pension contracts, the Company invests in various derivative instruments, which may include futures, forward foreign currency exchange contracts, interest rate swaps and inflation rate swaps. Net realized and unrealized gains and losses attributable to derivatives held by separate account assets accrue directly to the contract owners and are not reported in the Company’s consolidated statements of income.

The following table presents the carrying value as of December 31, 2011 and 2010 of derivative instruments not designated as hedging instruments:

	December 31, 2011		December 31, 2010
(Dollar amounts in millions)	Assets	Liabilities	Assets	Liabilities
Credit default swap (Pillars)
Other liabilities	$—	$3	$—	$3
Separate account derivatives
Separate account assets	1,495	—	1,599	—
Separate account liabilities	—	1,495	—	1,599

Total	$1,495	$1,498	$1,599	$1,602

The fair value of the derivatives held by separate account assets is equal and offset by a separate account liability.

7. Derivatives and Hedging (continued)

The following table presents gains (losses) recognized in income on derivative instruments for the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31
(Dollar amounts in millions)	2011	2010	2009
Foreign currency exchange contracts(1)	$—	$(5)	$—
Total return swaps(2)	4	(2)	(10)
Credit default swaps (Pillars)(2)	—	—	(2)
Capital support agreements(1)	—	—	7

Total	$4	$(7)	$(5)

(1)	Gains (losses) on foreign exchange contracts and capital support agreements are included in general and administration expenses.
(2)	Gains (losses) on total return and credit default swaps are included in non-operating income (expense).

Gains (losses) on the interest rate swap entered into in 2011 were immaterial for the year ended December 31, 2011.

The Company consolidates certain sponsored investment funds, which may utilize derivative instruments as a part of the fund’s investment strategy. The fair value of such derivatives as of December 31, 2011 and 2010 was not material to the Company’s consolidated financial statements. The change in fair value of such derivatives, which is recorded in non-operating income (expense), was not material to the Company’s consolidated financial statements for the years ended December 31, 2011, 2010 and 2009.

8. Property and Equipment

Property and equipment consists of the following:

(Dollar amounts in millions)	Estimated useful life - in years	December 31,
		2011	2010
Property and equipment:
Land	N/A	$4	$4
Building	39	17	17
Building improvements	15	13	13
Leasehold improvements	1-15	452	352
Equipment and computer software	3-5	443	368
Furniture and fixtures	2-7	90	74
Construction in progress	N/A	1	26

Gross property and equipment		1,020	854

Less: accumulated depreciation		483	426

Property and equipment, net		$537	$428

N/A – Not Applicable

Qualifying software costs of approximately $37 million, $39 million and $31 million have been capitalized within equipment and computer software for the years ended December 31, 2011, 2010 and 2009, respectively, and are being amortized over an estimated useful life of three years.

Depreciation expense was $138 million, $145 million and $85 million for the years ended December 31, 2011, 2010 and 2009, respectively.

9. Goodwill

Goodwill activity during the years ended December 31, 2011 and 2010 was as follows:

(Dollar amounts in millions)
	2011	2010
Beginning of year balance	$12,805	$12,680
Goodwill acquired during the year	—	8
Goodwill adjustments related to Quellos	(13)	117

End of year balance	$12,792	$12,805

The decrease in goodwill during the year ended December 31, 2011 primarily resulted from a decline related to tax benefits realized from tax-deductible goodwill in excess of book goodwill.

During the year ended December 31, 2010, goodwill increased by $125 million. The increase resulted from a $136 million release of common shares held in escrow in connection with the acquisition of certain assets and the assumption of certain liabilities of the fund of funds business of Quellos Group, LLC on October 1, 2007 (the “Quellos Transaction”), and the acquisition of substantially all of the net assets of Helix Financial Group, LLC in January 2010, offset by a decline related to tax benefits realized from tax-deductible goodwill in excess of book goodwill from the Quellos Transaction.

At December 31, 2011, the balance of the Quellos tax-deductible goodwill in excess of book goodwill was approximately $355 million. Goodwill related to the Quellos Transaction will continue to be reduced in future periods by the amount of tax benefits realized from tax-deductible goodwill in excess of book goodwill from the Quellos Transaction.

The impairment tests performed for goodwill as of July 31, 2011, 2010 and 2009 indicated that no impairment charges were required. The Company continuously monitors its book value per share as compared with closing prices of its common stock for potential indicators of impairment. As of December 31, 2011 the Company’s common stock closed at $178.24, which exceeded its book value per share of approximately $140.07 after excluding appropriated retained earnings.

10. Intangible Assets

Intangible assets at December 31, 2011 and 2010 consisted of the following:

	Remaining Weighted-Average	December 31, 2011
(Dollar amounts in millions)	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Management contracts	N/A	$15,188	$—	$15,188
Trade names / trademarks	N/A	1,403	—	1,403
License	N/A	6	—	6

Total indefinite-lived intangible assets		16,597	—	16,597

Finite-lived intangible assets:
Management contracts	5.4	1,504	749	755
Other(1)	6.6	6	2	4

Total finite-lived intangible assets	5.4	1,510	751	759

Total intangible assets		$18,107	$751	$17,356

	Remaining Weighted-Average	December 31, 2010
(Dollar amounts in millions)	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Management contracts	N/A	$15,188	$—	$15,188
Trade names / trademarks	N/A	1,403	—	1,403
License	N/A	6	—	6

Total indefinite-lived intangible assets		16,597	—	16,597

Finite-lived intangible assets:
Management contracts	6.3	1,524	613	911
Other(1)	7.6	6	2	4

Total finite-lived intangible assets	6.3	1,530	615	915

Total intangible assets		$18,127	$615	$17,512

N/A – Not Applicable

(1)	Other represents intellectual property.

The impairment tests performed for intangible assets as of July 31, 2011, 2010 and 2009 indicated that no impairment charges were required.

Estimated amortization expense for finite-lived intangible assets for each of the five succeeding years is as follows:

(Dollar amounts in millions)
Year	Amount
2012	$155
2013	155
2014	148
2015	119
2016	83

11. Borrowings

Short-Term Borrowings

The carrying value of short-term borrowings at December 31, 2011 and 2010, included $100 million under the 2011 revolving credit facility and $100 million under the 2007 revolving credit facility, respectively.

2007 Revolving Credit Facility. In August 2007, the Company entered into a five-year $2.5 billion unsecured revolving credit facility (the “2007 facility”), which permitted the Company to request an additional $500 million of borrowing capacity, subject to lender credit approval, up to a maximum of $3.0 billion. On February 28, 2011, the $100 million was repaid and the 2007 facility was terminated in March 2011.

2011 Revolving Credit Facility. In March 2011, the Company entered into a five-year $3.5 billion unsecured revolving credit facility (the “2011 credit facility”), which replaced the 2007 facility. The 2011 credit facility permits the Company to request an additional $1.0 billion of borrowing capacity, subject to lender credit approval, increasing the overall size of the 2011 credit facility to an aggregate principal amount not to exceed $4.5 billion. Interest on borrowings outstanding accrues at a rate based on the applicable London Interbank Offered Rate (“LIBOR”) plus a spread. The 2011 credit facility requires the Company not to exceed a maximum leverage ratio (ratio of net debt to earnings before interest, taxes, depreciation and amortization, where net debt equals total debt less unrestricted cash) of 3 to 1, which was satisfied with a ratio of approximately 1 to 1 at December 31, 2011.

The 2011 credit facility provides back-up liquidity, funds ongoing working capital for general corporate purposes and funds various investment opportunities. At December 31, 2011, the Company had $100 million outstanding under this facility with an interest rate of 1.27% and a maturity during January 2012. During January 2012, the Company rolled over the $100 million in borrowings at an interest rate of 1.30% and a maturity during February 2012. During February 2012, the Company rolled over the $100 million in borrowings at an interest rate of 1.26% and a maturity during March 2012.

Barclays has a $255 million participation under the 2011 credit facility.

Commercial Paper Program. On October 14, 2009, BlackRock established a commercial paper program (the “CP Program”) under which the Company could issue unsecured commercial paper notes (the “CP Notes”) on a private placement basis up to a maximum aggregate amount outstanding at any time of $3 billion. The proceeds of the commercial paper issuances during 2011 were used to fund a portion of the repurchase of BlackRock’s Series B Preferred Stock from affiliates of Merrill Lynch. On May 13, 2011, BlackRock increased the maximum aggregate amount that may be borrowed under the CP Program from $3.0 billion to $3.5 billion. The CP Program is currently supported by the 2011 credit facility.

As of December 31, 2011 and 2010, BlackRock had no CP Notes outstanding.

Convertible Debentures

In February 2005, the Company issued $250 million of convertible debentures (the “Debentures”), due in 2035 and bearing interest at a rate of 2.625% per annum. The excess of the initial proceeds over the amount allocated to the liability component created a debt discount that was amortized to interest expense over the expected life of the liability. Interest was payable semi-annually in arrears on February 15 and August 15 of each year. On February 15, 2009, the Debentures became convertible at the option of the holder into cash and shares of the Company’s common stock at any time prior to maturity and on February 20, 2010 the convertible debentures became callable by the Company. On December 31, 2010, the carrying value and the fair value of the Debentures were $67 million and $128 million, respectively. During the years ended December 31, 2011 and 2010, holders of $67 million and $176 million, respectively, of Debentures converted their holdings into cash and shares.

11. Borrowings (continued)

Long-Term Borrowings

The carrying value and fair value of long-term borrowings estimated using market prices at December 31, 2011 included the following:

(Dollar amounts in millions)
	2.25% Notes due 2012	Floating Rate Notes due 2013	3.50% Notes due 2014	6.25% Notes due 2017	5.00% Notes due 2019	4.25% Notes due 2021	Total Long-term Borrowings
Maturity amount	$500	$750	$1,000	$700	$1,000	$750	$4,700
Unamortized discount	—	—	(1)	(3)	(2)	(4)	(10)

Carrying value	$500	$750	$999	$697	$998	$746	$4,690

Fair value	$507	$749	$1,074	$818	$1,123	$786	$5,057

Long-term borrowings at December 31, 2010 had a carrying value of $3,192 million and a fair value of $3,381 million.

2013 and 2021 Notes. In May 2011, the Company issued $1.5 billion in aggregate principal amount of unsecured unsubordinated obligations. These notes were issued as two separate series of senior debt securities including $750 million of 4.25% notes and $750 million of floating rate notes maturing in May 2021 and 2013, respectively. Net proceeds of this offering were used to fund the repurchase of BlackRock’s Series B Preferred Stock from affiliates of Merrill Lynch. Interest on the 4.25% notes due in 2021 (“2021 Notes”) is payable semi-annually on May 24 and November 24 of each year commencing November 24, 2011 and is approximately $32 million per year. Interest on the floating rate notes due in 2013 (“2013 Floating Rate Notes”) is payable quarterly on February 24, May 24, August 24 and November 24 of each year. The 2021 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The 2013 Floating Rate Notes may not be redeemed at the Company’s option before maturity. The 2021 Notes were issued at a discount of $4 million that is being amortized over the term of the notes. The Company incurred approximately $7 million of debt issuance costs for the $1.5 billion note issuances, which are being amortized over the respective terms of the notes. As of December 31, 2011, $6 million of unamortized debt issuance costs were included in other assets on the consolidated statement of financial condition.

In May 2011, in conjunction with the issuance of the 2013 Floating Rate Notes, the Company entered into a $750 million notional interest rate swap maturing in 2013 to hedge the future cash flows of its obligation at a fixed rate of 1.03% payable semi-annually on May 24 and November 24 of each year commencing November 24, 2011. The interest rate swap effectively converts the 2013 Floating Rate Notes to a fixed rate obligation.

2017 Notes. In September 2007, the Company issued $700 million in aggregate principal amount of 6.25% senior unsecured notes maturing on September 15, 2017 (the “2017 Notes”). Interest is payable semi-annually in arrears on March 15 and September 15 of each year, or approximately $44 million per year. The 2017 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The 2017 Notes were issued at a discount of $6 million, which is being amortized over their ten-year term. The Company incurred approximately $4 million of debt issuance costs, which are being amortized over ten years. As of December 31, 2011, $2 million of unamortized debt issuance costs were included in other assets on the consolidated statement of financial condition.

2012, 2014 and 2019 Notes. In December 2009, the Company issued $2.5 billion in aggregate principal amount of unsecured and unsubordinated obligations. These notes were issued as three separate series of senior debt securities including $0.5 billion of 2.25% notes, $1.0 billion of 3.50% notes and $1.0 billion of 5.0% notes maturing in December 2012, 2014 and 2019, respectively. Net proceeds of this offering were used to repay borrowings under the CP Program, which was used to finance a portion of the acquisition of Barclays Global Investors (“BGI”) from Barclays on December 1, 2009 (the “BGI Transaction”), and for general corporate purposes. Interest on these notes is payable semi-annually in arrears on June 10 and December 10 of each year in an amount of approximately $96 million per year. These notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. These notes were issued collectively at a discount of $5 million, which is being amortized over the respective terms of the notes. The Company incurred approximately $13 million of debt issuance costs, which are being amortized over the respective terms of these notes. As of December 31, 2011, $8 million of unamortized debt issuance costs were included in other assets on the consolidated statement of financial condition.

12. Commitments and Contingencies

Operating Lease Commitments

The Company leases its primary office space under agreements which expire through 2035. Future minimum commitments under these operating leases are as follows:

(Dollar amounts in millions)
Year	Amount
2012	$120
2013	131
2014	121
2015	110
2016	99
Thereafter	814

$1,395

Rent expense and certain office equipment expense under agreements amounted to $154 million, $158 million and $87 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Investment Commitments. At December 31, 2011, the Company had $112 million of various capital commitments to fund sponsored investment funds, including funds of private equity funds, real estate funds and distressed credit funds. This amount excludes additional commitments made by consolidated funds of funds to underlying third-party funds as third-party non-controlling interest holders have the legal obligation to fund the respective commitments of such funds of funds. Generally, the timing of the funding of these commitments is unknown and the commitments are callable on demand at any time prior to the expiration of the commitment. These unfunded commitments are not recorded on the Company’s consolidated statements of financial condition. These commitments do not include potential future commitments approved by the Company’s Capital Committee, but which are not yet legally binding. The Company intends to make additional capital commitments from time to time to fund additional investment products for, and with, its clients.

Contingencies

Other Contingent Payments. The Company acts as the portfolio manager in a series of credit default swap transactions and has a maximum potential exposure of $17 million under a credit default swap between the Company and Citibank. See Note 7, Derivatives and Hedging, for further discussion of this transaction and the related commitment.

Legal Proceedings. From time to time, BlackRock receives subpoenas or other requests for information from various U.S. federal, state governmental and domestic and international regulatory authorities in connection with certain industry-wide or other investigations or proceedings. It is BlackRock’s policy to cooperate fully with such inquiries. The Company and certain of its subsidiaries have been named as defendants in various legal actions, including arbitrations and other litigation arising in connection with BlackRock’s activities. Additionally, certain of the investment funds that the Company manages are subject to lawsuits, any of which potentially could harm the investment returns of the applicable fund or result in the Company being liable to the funds for any resulting damages.

Management, after consultation with legal counsel, currently does not anticipate that the aggregate liability, if any, arising out of regulatory matters or lawsuits will have a material effect on BlackRock’s earnings, financial position, or cash flows, although, at the present time, management is not in a position to determine whether any such pending or threatened matters will have a material effect on BlackRock’s results of operations in any future reporting period.

12. Commitments and Contingencies (continued)

Contingencies (continued)

Indemnifications. In the ordinary course of business, BlackRock enters into contracts pursuant to which it may agree to indemnify third parties in certain circumstances. The terms of these indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined.

Under the transaction agreement in the MLIM Transaction, the Company has agreed to indemnify Merrill Lynch for losses it may incur arising from (1) any alleged or actual breach, failure to comply, violation or other deficiency with respect to any regulatory or fiduciary requirements relating to the operation of BlackRock’s business, (2) any fees or expenses incurred or owed by BlackRock to any brokers, financial advisors or comparable other persons retained or employed by BlackRock in connection with the MLIM Transaction, and (3) certain specified tax covenants.

Under the transaction agreement in the BGI Transaction, the Company has agreed to indemnify Barclays for losses it may incur arising from (1) breach by the Company of certain representations, (2) breach by the Company of any covenant in the agreement, (3) liabilities of the entities acquired in the transaction other than liabilities assumed by Barclays or for which it is providing indemnification, and (4) certain taxes.

Management believes that the likelihood of any liability arising under the MLIM Transaction or the BGI Transaction indemnification provisions is remote. Management cannot estimate any potential maximum exposure due both to the remoteness of any potential claims and the fact that items that would be included within any such calculated claim would be beyond the control of BlackRock. Consequently, no liability has been recorded on the consolidated statements of financial condition.

13. Stock-Based Compensation

The components of the Company’s stock-based compensation expense are as follows:

(Dollar amounts in millions)	Year ended December 31,
	2011	2010	2009
Stock-based compensation:
Restricted stock and RSUs	$444	$375	$246
Long-term incentive plans funded by PNC	44	58	59
Stock options	9	12	12

Total stock-based compensation	$497	$445	$317

Stock Award and Incentive Plan. Pursuant to the BlackRock, Inc. 1999 Stock Award and Incentive Plan (the “Award Plan”), options to purchase shares of the Company’s common stock at an exercise price not less than the market value of BlackRock’s common stock on the date of grant in the form of stock options, restricted stock or RSUs may be granted to employees and non-employee directors. A maximum of 27,000,000 shares of common stock were authorized for issuance under the Award Plan. Of this amount, 7,695,603 shares remain available for future awards at December 31, 2011. Upon exercise of employee stock options, the issuance of restricted stock or the vesting of RSUs, the Company issues shares out of treasury, to the extent available.

Restricted Stock and RSUs. Pursuant to the Award Plan, restricted stock grants and RSUs may be granted to certain employees. Substantially all restricted stock and RSUs vest over periods ranging from one to five years and are expensed using the straight-line method over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Prior to 2009, the Company awarded restricted stock and RSUs with nonforfeitable dividend equivalent rights. Restricted stock and RSUs awarded beginning in 2009 are not considered participating securities as the dividend equivalents are subject to forfeiture prior to vesting of the award.

13. Stock-Based Compensation (continued)

Restricted stock and RSU activity for the years ended December 31, 2011, 2010 and 2009 is summarized below:

Outstanding at	Restricted Stock and Units	Weighted Average Grant Date Fair Value
December 31, 2008	4,603,953	$174.24
Granted	1,869,849	$118.43
Converted	(894,909)	$178.53
Forfeited	(218,430)	$157.21

December 31, 2009	5,360,463	$154.75
Granted	3,283,321	$228.77
Converted	(1,400,390)	$156.09
Forfeited	(500,925)	$198.86

December 31, 2010	6,742,469	$187.24
Granted	2,417,650	$197.34
Converted	(3,377,703)	$163.66
Forfeited	(253,635)	$205.50

December 31, 2011 (1)	5,528,781	$196.44

(1)	At December 31, 2011, approximately 5.2 million awards are expected to vest and 0.2 million awards have vested but have not been converted.

The Company values restricted stock and RSUs at their grant-date fair value as measured by BlackRock’s common stock price.

In 2009, the Company granted 1,789,685 RSUs to employees as part of annual incentive compensation under the Award Plan that vest ratably over three years from the date of grant.

In 2010, the Company granted the following awards under the Award Plan:

•	846,884 RSUs to employees as part of annual incentive compensation that vest ratably over three years from the date of grant;

•

455,288 RSUs to employees that cliff vested on January 31, 2012, the end of the service condition, as BlackRock had actual GAAP EPS in excess of $6.13 in 2010. The RSUs may not be sold before the one-year anniversary of the vesting date;

•	1,497,222 RSUs to employees that vest 50% on both January 31, 2013 and 2014, the end of the service condition, as BlackRock had actual GAAP EPS in excess of $6.13 in 2010; and

•

124,575 shares of restricted common stock to employees that vested in tranches on January 31, 2010, 2011 and 2012. The restricted common stock may not be sold before the one-year anniversary of each vesting date.

In 2011, the Company granted the following awards under the Award Plan:

•	1,594,259 RSUs to employees as part of annual incentive compensation that vest ratably over three years from the date of grant; and

•	609,733 RSUs to employees that cliff vest 100% on January 31, 2014.

13. Stock-Based Compensation (continued)

At December 31, 2011, there was $403 million in total unrecognized stock-based compensation expense related to unvested RSUs. The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of 1.1 years.

In January 2012, the Company granted the following awards under the Award Plan:

•	1,365,691 RSUs to employees as part of annual incentive compensation that vest ratably over three years from the date of grant;

•	418,038 RSUs to employees that cliff vest 100% on January 31, 2015; and

•

616,117 RSUs, which will primarily be funded by shares currently held by PNC (see Long-Term Incentive Plans Funded by PNC below). The awards will vest on the fourth, fifth or sixth anniversaries of the grant date subject to pre-determined market conditions being achieved during the six year term of the award.

Long-Term Incentive Plans Funded by PNC. Under a share surrender agreement, PNC committed to provide up to 4,000,000 shares of BlackRock stock, held by PNC, to fund certain BlackRock long-term incentive plans (“LTIP”). In February 2009, the share surrender agreement was amended for PNC to provide BlackRock series C non-voting participating preferred stock to fund the remaining committed shares.

On September 29, 2011, 1.3 million RSUs vested and were funded by PNC. During 2007 through 2011, approximately 2.5 million shares were surrendered. At December 31, 2011, approximately 0.2 million shares that vest in January 2013 remain committed by PNC.

At December 31, 2011, the remaining shares committed by PNC, of approximately 1.3 million, are available to fund future long-term incentive awards, including a portion of the awards granted in January 2012.

13. Stock-Based Compensation (continued)

Stock Options. Stock option grants were made to certain employees pursuant to the Award Plan in 1999 through 2007. Options granted have a ten-year life, vested ratably over periods ranging from two to five years and became exercisable upon vesting. The Company has not granted any stock options subsequent to the January 2007 grant which vested on September 29, 2011. Stock option activity for the years ended December 31, 2011, 2010 and 2009 is summarized below:

Outstanding at	Shares under option	Weighted average exercise price
December 31, 2008	3,140,517	$88.82
Exercised	(490,617)	$34.92
Forfeited	(8,064)	$167.76

December 31, 2009	2,641,836	$98.59
Exercised	(288,100)	$39.35
Forfeited	(9,002)	$167.76

December 31, 2010	2,344,734	$105.60
Exercised	(151,574)	$108.59
Forfeited	(2,253)	$167.76

December 31, 2011 (1)	2,190,907	$105.33

(1)

At December 31, 2011, all options were vested. The aggregate intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009 was $13 million, $46 million and $63 million, respectively.

Stock options outstanding and exercisable at December 31, 2011 were as follows:

	Options Outstanding and Exercisable
Exercise Prices	Options Outstanding	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Aggregate Intrinsic Value of Exercisable Shares (Dollar amounts in millions)
$ 37.36	1,048,933	0.79	$37.36	$148
$ 167.76	1,141,974	5.09	$167.76	12

	2,190,907	3.03	$105.33	$160

As of December 31, 2011, the Company had no remaining unrecognized stock-based compensation expense related to unvested stock options.

Employee Stock Purchase Plan (“ESPP”). The ESPP allows eligible employees to purchase the Company’s common stock at 95% of the fair market value on the last day of each three-month offering period. In accordance with ASC 718-10, Compensation – Stock Compensation, the Company does not record compensation expense related to employees purchasing shares under the ESPP.

14. Employee Benefit Plans

Deferred Compensation Plans

Voluntary Deferred Compensation Plan. The Company adopted a Voluntary Deferred Compensation Plan (“VDCP”) that allows participants to elect to defer between 1% and 100% of their annual cash incentive compensation. The participants must specify a deferral period of one, three, five or ten years. The Company funds the obligation through the establishment of a rabbi trust on behalf of the plan’s participants.

Rabbi Trust. The rabbi trust established for the VDCP, with assets totaling $59 million and $66 million as of December 31, 2011 and 2010, respectively, is reflected in investments on the Company’s consolidated statements of financial condition. Such investments are classified as trading and other investments. The corresponding liability balance of $59 million and $66 million as of December 31, 2011 and 2010, respectively, is reflected on the Company’s consolidated statements of financial condition as accrued compensation and benefits. Earnings in the rabbi trust, including unrealized appreciation or depreciation, are reflected as non-operating income (expense) and changes in the corresponding liability are reflected as employee compensation and benefits expense on the consolidated statements of income.

Other Deferred Compensation Plans. The Company has additional compensation plans for the purpose of providing deferred compensation and retention incentives to certain employees. For these plans, the final value of the deferred amount to be distributed upon vesting is associated with the returns of certain investment funds. The liabilities for these plans were $34 million and $23 million as of December 31, 2011 and 2010, respectively, and are reflected in the Company’s consolidated statements of financial condition as accrued compensation and benefits. In January 2012, the Company granted approximately $60 million of additional deferred compensation that will fluctuate with investment returns and will vest ratably over three years from the date of grant.

Defined Contribution Plans

BlackRock Retirement Savings Plan. Certain of the Company’s employees participate in the BlackRock Retirement Savings Plan (“BRSP”). Prior to January 1, 2011, employee contributions of up to 6% of eligible compensation, as defined by the plan and subject to Internal Revenue Code limitations (“IRC”), were matched by the Company at 50%. As part of the BRSP, the Company also made an annual retirement contribution on behalf of each eligible participant equal to no less than 3% of eligible compensation, plus an additional amount, determined at the discretion of the Company, not to exceed 2% of eligible compensation for a total contribution of no more than 5% of eligible compensation, who has attained one year of service and remain employed with the Company through the end of the plan year. The BRSP expense for the Company was $43 million, $35 million and $24 million for the years ended December 31, 2011, 2010 and 2009, respectively. Contributions to the BRSP are made in cash and no new investments in BlackRock stock or matching contributions of stock are available in the BRSP.

Effective January 1, 2011, all U.S. employees, including U.S. legacy BGI employees, became participants in the BRSP. All plan assets in the two legacy BGI plans, including the 401K Plan and Retirement Plan (see below), were merged into the BRSP on January 1, 2011. Under the combined BRSP, employee contributions of up to 8% of eligible compensation, as defined by the plan and subject to IRC limitations, were matched by the Company at 50%. In addition, the Company will continue to make an annual retirement contribution to eligible participants equal to 3-5% of eligible compensation.

14. Employee Benefit Plans (continued)

BlackRock Institutional Trust Company 401(k) Savings Plan (formerly the BGI 401(k) Savings Plan). The Company assumed a 401(k) Plan (the “BGI Plan”) covering employees of former BGI as a result of the BGI Transaction. As part of the BGI Plan, employee contributions for participants with at least one year of service were matched at 200% of participants’ pre-tax contributions up to 2% of base salary and overtime, and matched 100% of the next 2% of base salary and overtime, as defined by the plan and subject to IRC limitations. The maximum matching contribution a participant would have received is an amount equal to 6% of base salary up to the IRC limitations. Effective January 1, 2011, the net assets of this plan merged into the BRSP. The BGI Plan expense was $12 million and was immaterial for the years ended December 31, 2010 and 2009, respectively.

BlackRock Institutional Trust Company Retirement Plan (formerly the BGI Retirement Plan). The Company assumed a defined contribution money purchase pension plan (“BGI Retirement Plan”) as a result of the BGI Transaction. All salaried employees of former BGI and its participating affiliates who were U.S. residents on the U.S. payroll were eligible to participate. For participants earning less than $100,000 in base salary, the Company contributed 6% of a participant’s total compensation (base salary, overtime and performance bonus) up to $100,000. For participants earning $100,000 or more in base salary, the Company contributed 6% of a participant’s base salary and overtime up to the IRC limitation of $245,000 in 2010. These contributions were 25% vested once the participant completed two years of service and then vested at a rate of 25% for each additional year of service completed. Employees with five or more years of service under the BGI Retirement Plan were 100% vested in their entire balance. Effective January 1, 2011, the net assets of this plan merged into the BRSP. The BGI Retirement Plan expense was $13 million and was immaterial for the years ended December 31, 2010 and 2009, respectively.

BlackRock Group Personal Pension Plan. BlackRock Investment Management (UK) Limited (“BIM”), a wholly owned subsidiary of the Company, contributes to the BlackRock Group Personal Pension Plan, a defined contribution plan for all employees of BIM. BIM contributes between 6% and 15% of each employee’s eligible compensation. The expense for this plan was $26 million, $22 million and $13 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Defined Benefit Plans. In 2009, prior to the BGI Transaction, the Company had several defined benefit pension plans in Japan, Germany, Luxembourg and Jersey. All accrued benefits under these defined benefit plans are currently frozen and the plans are closed to new participants. The participant benefits under the plans will not change with salary increases or additional years of service.

In conjunction with the BGI Transaction, the Company assumed defined benefit pension plans in Japan and Germany, which are closed to new participants. During 2010, these plans merged into the legacy BlackRock plans in Japan (the “Japan Plan”) and Germany. At December 31, 2011 and 2010, the plan assets for these plans were approximately $21 million and $19 million, respectively, and the unfunded obligations were less than $3 million and $6 million, respectively, which were recorded in accrued compensation and benefits on the consolidated statements of financial condition. Benefit payments for the next five years and in aggregate for the five years thereafter are not expected to be material.

Defined benefit plan assets for the Japan Plan of approximately $18 million are invested using a total return investment approach whereby a mix of equity securities, debt securities and other investments are used to preserve asset values, diversify risk and achieve the target investment return benchmark. Investment strategies and asset allocations are based on consideration of plan liabilities and the funded status of the plan. Investment performance and asset allocation are measured and monitored on an ongoing basis. The current target allocations for the plan assets are 45-50% for U.S. and international equity securities, 50-55% for U.S. and international fixed income securities and 0-5% for cash and cash equivalents.

14. Employee Benefit Plans (continued)

Defined Benefit Plans (continued)

The table below provides the fair value of the defined benefit Japan Plan assets at December 31, 2011 and 2010 by asset category. The table also identifies the level of inputs used to determine the fair value of assets in each category.

(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	December 31, 2011
Cash and cash equivalents	$1	$—	$1
Equity securities	9	—	9
Fixed income securities	—	8	8

Fair value of plan assets	$10	$8	$18

(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	December 31, 2010
Cash and cash equivalents	$9	$—	$9
Equity securities	4	—	4
Fixed income securities	—	3	3

Fair value of plan assets	$13	$3	$16

The assets and unfunded obligation for the defined benefit pension plans in Germany and Jersey were immaterial.

Post-retirement Benefit Plans

The Company provides post-retirement medical benefits to a closed population of employees based in the United Kingdom. For the years ended December 31, 2011, 2010 and 2009, expenses and unfunded obligations for these benefits were immaterial.

In addition, the Company provides retirement medical benefits to a closed population of BGI employees in the United States. At December 31, 2011 and 2010, the accumulated benefit obligation for this unfunded plan, which is included in accrued compensation and benefits on the consolidated statements of financial condition, was approximately $8 million and $7 million, respectively. For the years ended December 31, 2011, 2010 and 2009, expenses for these benefits were immaterial to the Company’s consolidated financial statements. The post-retirement medical plan costs are developed from actuarial valuations that include key assumptions, including the discount rate and health care cost trends. Changes in retiree medical plan benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants and increases in the cost of healthcare. Benefit payments for the next five years and in aggregate for the five years thereafter are not expected to be material. The estimated impact of a one percentage-point change in the discount rate would be a change of less than $100 thousand on the 2011 expense and would change the projected benefit obligation by approximately $1 million.

15. Related Party Transactions

Determination of Related Parties

Barclays. The Company considers Barclays, along with its affiliates, to be related parties in accordance with ASC 850-10, Related Party Disclosures (“ASC 850-10”), based on its level of capital stock ownership. At December 31, 2011, Barclays owned approximately 2.2% of the Company’s voting common stock and held approximately 19.7% of the total capital stock.

PNC. The Company considers PNC, along with its affiliates, to be related parties based on the level of its ownership of BlackRock capital stock. At December 31, 2011, PNC owned approximately 24.0% of the Company’s voting common stock and held approximately 21.0% of the total capital stock.

Merrill Lynch / Bank of America. As a result of the MLIM Transaction in 2006, the Company considered Merrill Lynch (a subsidiary of Bank of America), along with its affiliates, to be related parties based on its level of ownership. Subsequent to the secondary offering in November 2010 by Bank of America of shares of the Company’s stock, Merrill Lynch and Bank of America were no longer considered related parties. At December 31, 2011, Bank of America did not own any of the Company’s capital stock.

Registered Investment Companies and Equity Method Investments. The Company considers the registered investment companies that it manages, which include mutual funds and exchanged-traded funds, to be related parties as a result of the Company’s advisory relationship. In addition, equity method investments are considered related parties in accordance with ASC 850-10 due to the Company’s influence over the financial and operating policies of the investee.

15. Related Party Transactions (continued)

Investment Advisory and Administration Fees from Related Parties

Revenues for services provided by the Company to these and other related parties are as follows:

(Dollar amounts in millions)	Year ended December 31,
	2011	2010	2009
Investment advisory, administration fees and securities lending revenue:
Bank of America and affiliates	$—	$37	$48
PNC and affiliates	4	4	3
Barclays and affiliates	14	14	2
Registered investment companies/Equity method investees	5,282	4,833	2,561
Other	3	5	2

Total investment advisory and administration fees	5,303	4,893	2,616

Investment advisory performance fees	54	39	35

BlackRock Solutions and advisory:
Bank of America and affiliates	—	1	2
PNC and affiliates	6	9	8
Equity method investees	15	17	21

Total BlackRock Solutions and advisory	21	27	31

Other revenue:
Bank of America and affiliates	—	4	13
PNC and affiliates	3	4	3
Barclays and affiliates	35	35	2
Equity method investees	15	22	15
Other	—	1	1

Total other revenue	53	66	34

Total revenue from related parties	$5,431	$5,025	$2,716

The Company provides investment advisory and administration services to its open- and closed-end funds and other commingled or pooled funds and separate accounts in which related parties invest. In addition, the Company provides investment advisory and administration services to Bank of America/Merrill Lynch, Barclays and PNC and its affiliates for fees based on AUM. Further, the Company provides risk management services to PNC and Bank of America/Merrill Lynch. The Company contracts with Bank of America/Merrill Lynch for various mutual fund distribution and shareholder servicing to be performed on behalf of certain non-U.S. funds managed by the Company. The Company records its investment advisory and administration fees net of retrocessions. Such retrocession arrangements paid to Bank of America and affiliates during 2010 (prior to the secondary offering) and 2009 were $88 million and $85 million, respectively.

15. Related Party Transactions (continued)

Aggregate Expenses for Transactions with Related Parties

Aggregate expenses included in the consolidated statements of income for transactions with related parties are as follows:

(Dollar amounts in millions)	Year ended December 31,
	2011	2010	2009
Expenses with related parties:
Distribution and servicing costs
Bank of America and affiliates	$—	$214	$349
PNC and affiliates	3	11	19
Barclays and affiliates	2	1	—

Total distribution and servicing costs	5	226	368
Direct fund expenses
Bank of America and affiliates	—	10	—
Barclays and affiliates	8	6	—

Total direct fund expenses	8	16	—
General and administration expenses
Bank of America and affiliates	—	11	7
Barclays and affiliates	15	14	3
Anthracite Capital, Inc.	—	14	31
Other registered investment companies	42	33	31
Other	3	—	1

Total general and administration expenses	60	72	73

Total expenses with related parties	$73	$314	$441

Certain Agreements and Arrangements with Barclays

In connection with the completion of its acquisition of BGI, BlackRock entered into a Stockholder Agreement, dated as of December 1, 2009 (the “Barclays Stockholder Agreement”), with Barclays and Barclays BR Holdings S.à.r.l. (“BR Holdings”, and together with Barclays, the “Barclays Parties”). Pursuant to the terms of the Barclays Stockholder Agreement, the Barclays Parties agreed, among other things, to certain transfer and voting restrictions with respect to shares of BlackRock common stock and preferred stock owned by them and their affiliates, to limits on the ability of the Barclays Parties and their affiliates to acquire additional shares of BlackRock common stock and preferred stock and to certain other restrictions. In addition, the Barclays Stockholder Agreement contains certain provisions relating to the composition of BlackRock’s board of directors, including a requirement that BlackRock’s board must consist of not more than 19 directors, with two directors designated by the Barclays Parties.

In addition, Barclays and certain of its affiliates have been engaged by the Company to provide the use of certain indices for certain BlackRock investments funds and for a fee to provide indemnification to clients related to potential losses in connection with lending of client securities. For the years ended December 31, 2011 and 2010, fees incurred for these agreements were $18 million and $14 million recorded within direct fund expenses and general and administration expenses, respectively. Such amounts for the year ended December 31, 2009 was not material.

15. Related Party Transactions (continued)

Certain Agreements and Arrangements with PNC and Merrill Lynch

PNC. On February 27, 2009, BlackRock entered into an amended and restated implementation and stockholder agreement with PNC, and a third amendment to the share surrender agreement with PNC. See Note 17, Capital Stock, for further discussion.

The changes contained in the amended and restated stockholder agreement with PNC, in relation to the prior agreement, among other things, (i) revised the definitions of “Fair Market Value,” “Ownership Cap,” “Ownership Percentage,” “Ownership Threshold” and “Significant Stockholder”; and (ii) amended or supplemented certain other provisions therein to incorporate series B preferred stock and series C preferred stock, respectively.

The amendment to the share surrender agreement with PNC provided for the substitution of series C preferred stock for the shares of common stock subject to the share surrender agreement.

In June 2009, in connection with the BGI Transaction, certain additional amendments were made to the amended and restated stockholder agreement with PNC.

The amended and restated stockholder agreement with PNC was changed to, among other things, (i) revise the definitions of “Ownership Cap” and “Ownership Threshold,” (ii) amend or supplement certain other definitions and provisions therein to incorporate series D participating preferred stock, (iii) provide that none of the transfer restriction provisions set forth in the amended and restated stockholder agreement with PNC apply to the shares purchased by PNC as part of the financing for the BGI Transaction, (iv) amend the provision relating to the composition of BlackRock’s Board of Directors and (v) provide that the amended and restated stockholder agreement with PNC shall terminate upon the later of (A) the five year anniversary of the amended and restated stockholder agreement with PNC and (B) the first date on which PNC and its affiliates beneficially own less than 5% of the outstanding BlackRock capital stock, subject to certain other conditions specified therein.

Merrill Lynch. In November 2010, in connection with the secondary offering by Bank of America of shares of BlackRock’s common stock, the Company entered into an amended and restated stockholder agreement and an amended and restated global distribution agreement with Merrill Lynch.

The changes to the stockholder agreement with Merrill Lynch provides, among other things, for the following: (i) a reduction in the number of directors Merrill Lynch is entitled to designate upon its holding falling below 10% and 5% thresholds, (ii) a reduction of the cap on total ownership of BlackRock capital stock, (iii) restrictions on Merrill Lynch transferring any shares until November 15, 2011 and (iv) the setting of a termination date of the agreement to July 31, 2013.

The global distribution agreement provides a framework under which Merrill Lynch provides distribution and servicing of client investments in certain BlackRock investment advisory products. The amendment to the global distribution agreement clarifies certain economic arrangements with respect to revenue neutrality across BlackRock products distributed by Merrill Lynch.

The total amount of related party transactions expensed by BlackRock through November 2010, and full year 2009 related to Merrill Lynch distribution and servicing of products covered by the global distribution agreement, including mutual funds, separate accounts, liquidity funds, alternative investments and insurance products, was approximately $210 million and $337 million, respectively.

In addition, in connection with the MLIM Transaction, Merrill Lynch agreed that it will provide reimbursement to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees subsequent to the MLIM Transaction. Reimbursements amounted to 50% of the total amount of awards to former MLIM employees between $100 million and $200 million. The Company invoiced Merrill Lynch following its determination of the portion of awards entitled to reimbursement for a given calendar year. Through January 2007, the Company had issued total eligible incentive compensation to qualified employees in excess of $200 million. In 2011, 2010 and 2009, Merrill Lynch reimbursed $8 million, $10 million and $25 million, respectively, to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees subsequent to the MLIM Transaction. Upon receipt, the reimbursements were recorded as capital contributions.

Merrill Lynch and certain of its affiliates have been engaged by the Company to provide recordkeeping, administration and trustee services to the BRSP. The compensation to Merrill Lynch and its affiliates for these services paid by the Company was not material.

15. Related Party Transactions (continued)

Receivables and Payables with Related Parties. Due from related parties was $142 million and $150 million at December 31, 2011 and 2010, respectively, and primarily represented a tax indemnification asset due from Barclays, receivables for investment advisory and administration services provided by BlackRock, and other receivables from certain investment products managed by BlackRock. Due from related parties at December 31, 2011 included $56 million due from certain funds and $69 million of a tax indemnification asset due from Barclays. Due from related parties at December 31, 2010 included $71 million due from certain funds, $69 million of a tax indemnification asset due from Barclays and $10 million in receivables from PNC and Barclays.

Accounts receivable at December 31, 2011 and 2010 included $540 million and $559 million, respectively, related to receivables from BlackRock mutual funds and iShares for investment advisory and administration services.

Due to related parties was $22 million and $57 million at December 31, 2011 and 2010, respectively, and primarily represented liabilities assumed in the BGI Transaction. Due to related parties at December 31, 2011 included $13 million and $9 million payable to certain investment products managed by BlackRock and Barclays, respectively. Due to related parties at December 31, 2010 included $41 million and $15 million payable to Barclays and certain investment products managed by BlackRock, respectively. The payable at December 31, 2010 to Barclays included non-interest bearing notes assumed by BlackRock at the close of the BGI Transaction related to certain acquired tax receivables and other contractual items.

16. Net Capital Requirements

The Company is required to maintain net capital in certain regulated subsidiaries within a number of jurisdictions, which is partially maintained by retaining cash and cash equivalent investments in those subsidiaries or jurisdictions. As a result, such subsidiaries of the Company may be restricted in their ability to transfer cash between different jurisdictions and to their parents. Additionally, transfers of cash between international jurisdictions, including repatriation to the United States, may have adverse tax consequences that could discourage such transfers.

Banking Regulatory Requirements. BlackRock Institutional Trust Company, N.A. (“BTC”), a wholly owned subsidiary of the Company, is chartered as a national bank whose powers are limited to trust activities. BTC is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, BTC must meet specific capital guidelines that invoke quantitative measures of BTC’s assets, liabilities, and certain off-balance sheet items as calculated under the regulatory accounting practices. BTC’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulators to ensure capital adequacy require BTC to maintain a minimum Tier 1 capital and Tier 1 leverage ratio, as well as Tier 1 and Total risk-based capital ratios. Based on BTC’s calculations as of December 31, 2011 and 2010, it exceeded the applicable capital adequacy requirements.

(Dollar amounts in millions)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011
Total capital (to risk weighted assets)	$720	104.1%	$55	8.0%	$69	10.0%
Tier 1 capital (to risk weighted assets)	$720	104.1%	$28	4.0%	$42	6.0%
Tier 1 capital (to average assets)	$720	45.1%	$64	4.0%	$80	5.0%
December 31, 2010
Total capital (to risk weighted assets)	$874	103.3%	$68	8.0%	$85	10.0%
Tier 1 capital (to risk weighted assets)	$874	103.3%	$34	4.0%	$51	6.0%
Tier 1 capital (to average assets)	$874	55.1%	$64	4.0%	$79	5.0%

16. Net Capital Requirements (continued)

Broker-dealers. BlackRock Investments, LLC, BlackRock Capital Markets, LLC, BlackRock Execution Services and BlackRock Fund Distribution Company are registered broker-dealers and wholly owned subsidiaries of BlackRock that are subject to the Uniform Net Capital requirements under the Securities Exchange Act of 1934, which requires maintenance of certain minimum net capital levels.

Capital Requirements. At December 31, 2011, the Company was required to maintain approximately $1,196 million in net capital in certain regulated subsidiaries, including BTC, entities regulated by the Financial Services Authority (“FSA”) in the United Kingdom, and the broker-dealers and was in compliance with all applicable regulatory minimum net capital requirements.

17. Capital Stock

Capital Stock Authorized. BlackRock’s authorized common stock, $0.01 par value, was 500,000,000 shares at December 31, 2011 and 2010. At December 31, 2011 and 2010, BlackRock had 20,000,000 series A non-voting participating preferred shares, $0.01 par value, authorized. At December 31, 2011 and 2010, BlackRock had 150,000,000 series B non-voting participating preferred shares, $0.01 par value, authorized. At December 31, 2011 and 2010, BlackRock had 6,000,000 series C non-voting participating preferred shares, $0.01 par value, authorized. At December 31, 2011 and 2010, BlackRock had 20,000,000 series D non-voting participating preferred shares, $0.01 par value, authorized.

Common Shares Held in Escrow. On October 1, 2007, the Company acquired the fund of funds business of Quellos. The Company issued 1,191,785 shares of BlackRock common stock that were placed into an escrow account. As of December 31, 2011, 1,188,182 common shares had been released to Quellos in accordance with the Quellos asset purchase agreement, which resulted in an adjustment to the recognized purchase price and had a dilutive effect subsequent to the release. The remaining 3,603 common shares may have a dilutive effect in future periods based on the timing of the release of shares from the escrow account in accordance with the Quellos asset purchase agreement.

February 2009 Capital Exchanges. On January 1, 2009, Bank of America acquired Merrill Lynch. In connection with this transaction, BlackRock entered into exchange agreements with each of Merrill Lynch and PNC pursuant to which each agreed to exchange a portion of the BlackRock common stock it held for an equal number of shares of non-voting participating preferred stock. On February 27, 2009, Merrill Lynch exchanged (i) 49,865,000 shares of BlackRock’s common stock for a like number of shares of BlackRock’s series B non-voting participating preferred stock, and (ii) 12,604,918 shares of BlackRock’s series A preferred stock for a like number of shares of series B preferred stock, and PNC exchanged (i) 17,872,000 shares of BlackRock’s common stock for a like number of shares of series B non-voting preferred stock and (ii) 2,889,467 shares of BlackRock’s common stock for a like number of shares of BlackRock’s series C non-voting participating preferred stock.

Below is a summary description of the series B and C preferred stock issued in the exchanges.

The series B non-voting participating preferred stock:

•	is non-voting except as otherwise provided by applicable law;

•	participates in dividends on a basis generally equal to the common stock;

•	benefits from a liquidation preference of $0.01 per share; and

•	is mandatorily convertible to BlackRock common stock upon transfer to an unrelated party.

The series C non-voting participating preferred stock:

•	is non-voting except as otherwise provided by applicable law;

•	participates in dividends on a basis generally equal to the common stock;

•	benefits from a liquidation preference of $40.00 per share; and

•	is only convertible to BlackRock common stock upon the termination of the obligations of PNC under its share surrender agreement with BlackRock.

17. Capital Stock (continued)

2009 Capital Stock Activities Related to BGI Transaction. In June and December 2009 the Company raised capital from third-party investors via a private placement of 19,914,652 shares of capital stock, at an agreed upon fixed price of $140.60 per share, to finance the cash consideration of the BGI Transaction. The issuance price of $140.60 was based on the valuation of the Company’s common shares for a 10-day period prior to the announcement of the BGI Transaction less an agreed upon discount. Subsequent to the determination of the issuance price the number of shares to be issued were fixed.

•

In June 2009, the Company issued to an institutional investor 2,133,713 shares of BlackRock’s common stock at $140.60 per share. The $300 million in proceeds from this issuance were used to fund a portion of the purchase of BGI.

•

On December 1, 2009, pursuant to separate stock purchase agreements entered into on June 11, 2009 and June 12, 2009, as amended, BlackRock sold an aggregate of 8,637,519 shares of common stock, 5,587,232 shares of series B non-voting participating preferred stock and 3,556,188 shares of series D non-voting participating preferred stock (collectively, the “Financing Shares”) to certain institutional investors, including the sale of the 3,556,188 shares of series D non-voting participating preferred stock to PNC, each at a price of $140.60 per share. The Company received approximately $2.5 billion in total consideration from the sale of the Financing Shares, which was also used to fund the cash portion of the purchase of BGI.

At the close of the BGI Transaction on December 1, 2009, the Company issued 3,031,516 common shares, and 26,888,001 and 7,647,524 of series B and D non-voting participating preferred stock, respectively, to Barclays as part of the consideration for the purchase of BGI.

January 2010 Capital Exchange. In January 2010, 600,000 common shares were exchanged for Series B preferred stock and all 11,203,442 Series D preferred stock outstanding at December 31, 2009 were exchanged for Series B preferred stock.

November 2010 Capital Exchanges. On November 15, 2010, the Company announced the closing of the secondary offerings by Bank of America and PNC of 58,737,122 shares of BlackRock’s common stock, which included 56,407,040 shares of common stock issued upon the conversion of BlackRock’s series B non-voting participating preferred stock. Concurrently with the secondary offerings, BlackRock issued 11,105,000 shares of common stock to PNC in exchange for an equal number of shares of series B non-voting participating preferred stock.

May 2011 Barclays Sale and Conversion. In May 2011, 2,356,750 shares of Series B Convertible Preferred Shares owned by Barclays were automatically converted to shares of common stock upon their disposition.

June 2011 Stock Repurchase Agreement. On June 1, 2011, BlackRock completed its repurchase of Bank of America’s remaining ownership interest of 13,562,878 Series B Convertible Preferred Shares for $2.545 billion, or $187.65 per share.

September 2011 Institutional Investor Capital Exchange. In September 2011, an institutional investor exchanged 2,860,188 shares of Series B Convertible Preferred Shares for common shares.

September 2011 PNC Capital Contribution. In September 2011, PNC surrendered to BlackRock approximately 1.3 million shares of BlackRock Series C non-voting participating preferred stock to fund certain LTIP awards in accordance with the share surrender agreement between PNC and BlackRock.

Cash Dividends for Common and Preferred Shares / RSUs. During the years ended December 31, 2011, 2010 and 2009, the Company paid cash dividends of $5.50 per share (or $1,014 million), $4.00 per share (or $776 million) and $3.12 per share (or $422 million), respectively.

The Company’s common and preferred shares issued and outstanding and related activity consist of the following:

	Shares Issued							Shares Outstanding
	Common Shares	Escrow Common Shares	Treasury Common Shares	Preferred Shares Series A	Preferred Shares Series B	Preferred Shares Series C	Preferred Shares Series D	Common Shares	Preferred Shares Series A	Preferred Shares Series B	Preferred Shares Series C	Preferred Shares Series D
December 31, 2008	118,573,367	(911,266)	(370,991)	12,604,918	—	—	—	117,291,110	12,604,918	—	—	—
Issuance of shares to institutional investors	10,771,232	—	—	—	5,587,232	—	3,556,188	10,771,232	—	5,587,232	—	3,556,188
Issuance of shares to Barclays	3,031,516	—	—	—	26,888,001	—	7,647,254	3,031,516	—	26,888,001	—	7,647,254
Issuance of common shares for contingent consideration	330,341	—	—	—	—	—	—	330,341	—	—	—	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	42,326	—	—	—	—	—	42,326	—	—	—	—
Net issuance of common shares related to employee stock transactions and convertible debt conversions	696,788	—	410,789	—	—	—	—	1,107,577	—	—	—	—
Exchange of preferred shares A for B	—	—	—	(12,604,918)	12,604,918	—	—	—	(12,604,918)	12,604,918	—	—
Exchange of common shares for preferred shares B	(67,737,000)	—	—	—	67,737,000	—	—	(67,737,000)	—	67,737,000	—	—
Exchange of common shares for preferred shares C	(2,889,467)	—	—	—	—	2,889,467	—	(2,889,467)	—	—	2,889,467	—
PNC LTIP capital contribution	—	—	(51,399)	—	—	—	—	(51,399)	—	—	—	—

December 31, 2009	62,776,777	(868,940)	(11,601)	—	112,817,151	2,889,467	11,203,442	61,896,236	—	112,817,151	2,889,467	11,203,442

Release of common stock from escrow agent in connection with Quellos Transaction	—	865,337	—	—	—	—	—	865,337	—	—	—	—
Shares repurchased	—	—	(896,102)					(896,102)
Exchange of common stock for preferred shares B	—		(600,000)	—	600,000	—	—	(600,000)	—	600,000	—	—
Net issuance of common shares related to employee stock transactions and convertible debt conversions	1,634,807	—	804,243	—	—	—	—	2,439,050	—	—	—	—
Exchange of preferred shares D for B	—	—	—	—	11,203,442	—	(11,203,442)	—	—	11,203,442	—	(11,203,442)
Exchange of preferred shares B for common shares	67,512,040	—	—	—	(67,512,040)	—	—	67,512,040	—	(67,512,040)	—	—
PNC LTIP capital contribution	—	—		—	—	(23,028)	—	—	—	—	(23,028)	—

December 31, 2010	131,923,624	(3,603)	(703,460)	—	57,108,553	2,866,439	—	131,216,561	—	57,108,553	2,866,439	—

Exchange of preferred shares B for common shares	5,216,938	—		—	(5,216,938)	—	—	5,216,938	—	(5,216,938)	—	—
Shares repurchased	—	—	(618,000)	—	(13,562,878)	—	—	(618,000)	—	(13,562,878)	—	—
Net issuance of common shares related to employee stock transactions and convertible debt conversions	2,739,818	—	(92,182)	—	—	—	—	2,647,636	—	—	—	—
PNC LTIP capital contribution	—	—	—	—	—	(1,349,202)	—	—	—	—	(1,349,202)	—

December 31, 2011	139,880,380	(3,603)	(1,413,642)	—	38,328,737	1,517,237	—	138,463,135	—	38,328,737	1,517,237	—

18. Restructuring Charges

During the fourth quarter of 2011, the Company reduced its workforce globally by approximately 3.4%. This action was the result of a cost cutting initiative designed to streamline operations, enhance competitiveness and better position the Company in the asset management marketplace. The Company recorded a pre-tax restructuring charge of approximately $32 million ($22 million after-tax) during the year ended December 31, 2011. This charge was comprised of $24 million of severance and associated outplacement costs and $8 million of expenses related to the accelerated amortization of previously granted equity-based compensation awards.

The following table presents a rollforward of the Company’s restructuring liability, which is included within other liabilities on the Company’s consolidated statements of financial condition:

(Dollar amounts in millions)
Liability as of December 31, 2010 (1)	$2
Additions	32
Cash payments	(8)
Accelerated amortization of equity-based awards	(8)

Liability as of December 31, 2011	$18

(1)	Liability amount as of December 31, 2010 related to a pre-tax restructuring charge of $22 million recorded during the year ended December 31, 2009.

19. Income Taxes

The components of income tax expense for the years ended December 31, 2011, 2010 and 2009, are as follows:

	Year ended December 31,
(Dollar amounts in millions)	2011	2010	2009
Current income tax expense:
Federal	$693	$708	$342
State and local	54	60	36
Foreign	186	200	86

Total net current income tax expense	933	968	464

Deferred income tax expense (benefit):
Federal	52	28	(7)
State and local	(112)	10	(60)
Foreign	(77)	(35)	(22)

Total net deferred income tax expense (benefit)	(137)	3	(89)

Total income tax expense	$796	$971	$375

19. Income Taxes (continued)

Income tax expense has been based on the following components of income before taxes, less net income (loss) attributable to non-controlling interests:

	Year ended December 31,
(Dollar amounts in millions)	2011	2010	2009
Domestic	$2,397	$2,258	$899
Foreign	736	776	351

Total	$3,133	$3,034	$1,250

The foreign income before taxes includes countries, which have statutory tax rates that are lower than the U.S. federal statutory tax rate of 35%, such as the United Kingdom, Luxembourg, Canada and the Netherlands.

A reconciliation of income tax expense with expected federal income tax expense computed at the applicable federal income tax rate of 35% is as follows:

	Year ended December 31,
(Dollar amounts in millions)	2011	%	2010	%	2009	%
Statutory income tax expense	$1,097	35%	$1,062	35%	$438	35%

Increase (decrease) in income taxes resulting from:
State and local taxes (net of federal benefit)	59	2	53	2	21	2
Impact of foreign, state, and local tax rate changes on deferred taxes	(188)	(6)	(27)	(1)	(45)	(4)
Effect of foreign tax rates	(197)	(6)	(145)	(4)	(81)	(6)
Other	25	—	28	—	42	3

Income tax expense	$796	25%	$971	32%	$375	30%

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Company’s consolidated financial statements. These temporary differences result in taxable or deductible amounts in future years.

The components of deferred income tax assets and liabilities are shown below:

	December 31,
(Dollar amounts in millions)	2011	2010

Deferred income tax assets:
Compensation and benefits	$304	$374
Unrealized investment losses	110	108
Loss carryforwards	87	67
Other	229	186

Gross deferred tax assets	730	735
Less: deferred tax valuation allowances	(95)	(78)

Deferred tax assets net of valuation allowances	635	657

Deferred income tax liabilities:
Goodwill and acquired indefinite-lived intangibles	5,675	5,813
Acquired finite-lived intangibles	208	271
Other	69	40

Gross deferred tax liabilities	5,952	6,124

Net deferred tax (liabilities)	$(5,317)	$(5,467)

19. Income Taxes (continued)

Deferred income tax assets and liabilities are recorded net when related to the same tax jurisdiction. At December 31, 2011, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $6 million and $5,323 million, respectively. At December 31, 2010, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $10 million and $5,477 million, respectively.

In the second and third quarter of 2011, an enacted state tax law and a state tax election went into effect, which resulted in a revaluation of certain net deferred income tax liabilities primarily related to acquired intangible assets, which resulted in a $52 million and $91 million tax benefit, respectively. The United Kingdom in the third quarter of 2011, and Japan in the fourth quarter of 2011 enacted legislation reducing corporate income tax rates, which resulted in a revaluation of certain net deferred income tax liabilities primarily related to acquired intangible assets, which resulted in a $60 million and $13 million tax benefit, respectively.

The Company had a deferred income tax asset related to unrealized investment losses of approximately $110 million and $108 million as of December 31, 2011 and 2010, respectively, reflecting the Company’s conclusion that based on the weight of available evidence, it is more likely than not that the deferred tax asset will be realized. Realized capital losses may be carried back three years and carried forward five years and offset against realized capital gains for federal income tax purposes. The Company expects to be able to carry back a portion of its unrealized capital losses when realized, hold certain fixed income securities over a period sufficient for them to recover their unrealized losses, and to generate future capital gains sufficient to offset the unrealized capital losses.

At December 31, 2011 and 2010, the Company had available state net operating loss carry forwards of $388 million and $182 million, respectively, which will expire on or before 2032. As of December 31, 2011, the Company had foreign net operating loss carryforwards of $132 million of which $45 million expires on or before 2021 and the balance will carry forward indefinitely. In addition, at December 31, 2011 and 2010, the Company had U.S. capital loss carryforwards of $90 million, which were acquired in the BGI Transaction and will expire on or before 2013.

At December 31, 2011 and 2010, the Company had $95 million and $78 million of valuation allowances for deferred income tax assets, respectively, recorded on the consolidated statements of financial condition. The year-over-year increase in the valuation allowance primarily related to certain foreign deferred income tax assets.

Goodwill recorded in connection with the Quellos Transaction has been reduced during the period by the amount of tax benefit realized from tax-deductible goodwill. See Note 9, Goodwill, for further discussion.

Current income taxes are recorded net in the consolidated statements of financial condition when related to the same tax jurisdiction. As of December 31, 2011, the Company had current income taxes receivable and payable of $108 million and $102 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively. As of December 31, 2010, the Company had current income taxes receivable and payable of $57 million and $157 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively.

The Company does not provide deferred taxes on the excess of the financial reporting over tax basis on its investments in foreign subsidiaries that are essentially permanent in duration. The excess totaled $1,516 million and $1,297 million as of December 31, 2011 and 2010, respectively. The determination of the additional deferred income taxes on the excess has not been provided because it is not practicable due to the complexities associated with its hypothetical calculation.

The following tabular reconciliation presents the total amounts of gross unrecognized tax benefits:

	Year ended December 31,
(Dollar amounts in millions)	2011	2010	2009
Balance at January 1	$307	$285	$114
Additions for tax positions of prior years	22	10	11
Reductions for tax positions of prior years	(1)	(17)	(1)
Additions based on tax positions related to current year	46	35	63
Lapse of statute of limitations	—	(8)	—
Settlements	(25)	(2)	(16)
Foreign exchange translation	—	—	(3)
Positions assumed in BGI Transaction	—	4	117

Balance at December 31	$349	$307	$285

19. Income Taxes (continued)

Included in the balance of unrecognized tax benefits at December 31, 2011, 2010 and 2009, respectively, are $226 million, $194 million and $184 million of tax benefits that, if recognized, would affect the effective tax rate.

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. Related to the unrecognized tax benefits noted above, the Company accrued interest and penalties of $10 million during 2011 and in total, as of December 31, 2011, had recognized a liability for interest and penalties of $66 million. The Company accrued interest and penalties of $8 million during 2010 and in total, as of December 31, 2010, had recognized a liability for interest and penalties of $56 million. During 2009, the Company accrued interest and penalties of $8 million and in total, as of December 31, 2009, has recognized a liability for interest and penalties of $48 million, of which $28 million was assumed in the BGI Transaction. Pursuant to the Amended and Restated Stock Purchase Agreement, the Company has been indemnified by Barclays for $69 million of unrecognized tax benefits.

BlackRock is subject to U.S. federal income tax, state and local income tax, and foreign income tax in multiple jurisdictions. Tax years after 2007 remain open to U.S. federal income tax examination, tax years after 2002 remain open to state and local income tax examination, and tax years after 2006 remain open to income tax examination in the United Kingdom. With few exceptions, as of December 31, 2011, the Company is no longer subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2003.

The Internal Revenue Service (“IRS”) completed its examination of BlackRock’s 2006 and 2007 tax years in March 2011. In November 2011, the IRS commenced its examination of BlackRock’s 2008 and 2009 tax years, and while the impact on the Company’s consolidated financial statements is undetermined, it is not expected to be material.

In July 2011, the IRS commenced its federal income tax audit of the BGI group, which BlackRock acquired in December 2009. The tax years under examination are 2007 through December 1, 2009, and while the impact on the Company’s consolidated financial statements is undetermined, it is not expected to be material.

The Company is currently under audit in several state and local jurisdictions. The significant state and local income tax examinations are in New York State and City for tax years 2006 through 2008, and New Jersey for tax years 2003 through 2009. No state and local income tax audits cover years earlier than 2006 except for New Jersey. No state and local income tax audits are expected to result in an assessment material to BlackRock’s consolidated financial statements.

In December 2009, Her Majesty’s Revenue and Customs (“HMRC”) commenced its United Kingdom income tax audit of BlackRock’s 2007 through 2010 tax years. While the impact on the Company’s consolidated financial statements is undetermined, it is not expected to be material.

As of December 31, 2011, it is reasonably possible the total amounts of unrecognized tax benefits will increase or decrease within the next twelve months due to completion of tax authorities’ exams or the expiration of statues of limitations. Management estimates that the existing liability for uncertain tax positions could decrease by approximately $35 million to $50 million within the next twelve months. The Company does not anticipate that any possible adjustments resulting from these audits would result in a material change to its consolidated financial statements.

20. Earnings Per Share

The following table sets forth the computation of basic EPS:

	Year ended December 31,
(Dollar amounts in millions, except per share data)	2011	2010	2009

Net income attributable to BlackRock.	$2,337	$2,063	$875
Less:
Dividends distributed to common shares	1,004	764	412
Dividends distributed to participating RSUs	10	12	10

Undistributed net income attributable to BlackRock.	1,323	1,287	453
Percentage of undistributed net income allocated to common shares(a)	99.1%	98.6%	97.3%

Undistributed net income allocated to common shares	1,311	1,269	441
Plus:
Common share dividends	1,004	764	412

Net income attributable to common shares	$2,315	$2,033	$853

Weighted-average shares outstanding	184,265,367	190,554,510	136,669,164

Basic earnings per share attributable to BlackRock, common stockholders:	$12.56	$10.67	$6.24

20. Earnings Per Share (continued)

The following table sets forth the computation of diluted EPS:

	Year ended December 31,
(Dollar amounts in millions, except per share data)	2011	2010	2009
Net income attributable to BlackRock	$2,337	$2,063	$875
Less:
Dividends distributed to common shares	1,004	764	412
Dividends distributed to participating RSUs	10	12	10

Undistributed net income attributable to BlackRock.	1,323	1,287	453
Percentage of undistributed net income allocated to common shares(a)	99.1%	98.6%	97.3%

Undistributed net income allocated to common shares	1,311	1,269	441
Plus:
Common share dividends	1,004	764	412

Net income attributable to common shares	$2,315	$2,033	$853

Weighted-average shares outstanding	184,265,367	190,554,510	136,669,164

Dilutive effect of:
Non-participating RSUs	2,139,100	1,008,682	682,412
Stock options	687,192	742,805	837,158
Convertible debt	24,751	386,050	1,292,715

Total diluted weighted-average shares outstanding	187,116,410	192,692,047	139,481,449

Dilutive earnings per share attributable to BlackRock, common stockholders:	$12.37	$10.55	$6.11

(a)	Allocation to common shareholders is based on the total of common and participating security shareholders (which represent unvested RSUs that contain nonforfeitable rights to dividends). For the years ended, December 31, 2011, 2010 and 2009, average outstanding participating securities were 1.8 million, 2.8 million and 3.8 million, respectively.

Due to the similarities in terms between BlackRock non-voting participating preferred stock and the Company’s common stock, the Company considers participating preferred stock to be a common stock equivalent for purposes of EPS calculations. As such, the Company has included the outstanding non-voting participating preferred stock in the calculation of average basic and diluted shares outstanding.

For the years ended December 31, 2011 and 2010, 5,125 and 1,198,856 RSUs, respectively, were excluded from the calculation of diluted EPS because to include them would have an anti-dilutive effect. For the year ended December 31, 2009, 1,240,998 stock options were excluded from the calculation of diluted earnings per share because to include them would have an anti-dilutive effect.

21. Segment Information

The Company’s management directs BlackRock’s operations as one business, the asset management business. As such, the Company believes it operates in one business segment in accordance with ASC 280-10.

The following table illustrates investment advisory, administration fees, securities lending revenue and performance fees, BlackRock Solutions and advisory, distribution fees and other revenue for the years ended December 31, 2011, 2010 and 2009.

(Dollar amounts in millions)	Year ended December 31,
	2011	2010	2009
Equity	$4,447	$4,055	$1,468
Fixed income	1,659	1,531	921
Multi-asset class	914	773	499
Alternatives	864	961	515
Cash management	383	510	625

Total investment advisory, administration fees, securities lending revenue and performance fees	8,267	7,830	4,028
BlackRock Solutions and advisory	510	460	477
Distribution fees	100	116	100
Other revenue	204	206	95

Total revenue	$9,081	$8,612	$4,700

The following table illustrates the Company’s total revenue for the years ended December 2011, 2010 and 2009 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the customer resides.

(Dollar amounts in millions) Revenue	2011	2010	2009
Americas	$6,064	$5,824	$3,309
Europe	2,517	2,300	1,179
Asia-Pacific	500	488	212

Total revenue	$9,081	$8,612	$4,700

The following table illustrates the Company’s long-lived assets, including goodwill and property and equipment at December 31, 2011, 2010 and 2009 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the asset is physically located.

(Dollar amounts in millions) Long-lived Assets	2011	2010	2009
Americas	$13,133	$13,092	$12,983
Europe	123	42	46
Asia-Pacific	73	99	94

Total long-lived assets	$13,329	$13,233	$13,123

Americas primarily is comprised of the United States, Canada, Brazil and Mexico, while Europe primarily is comprised of the United Kingdom. Asia-Pacific primarily is comprised of Japan, Australia and Hong Kong.

22. Selected Quarterly Financial Data (unaudited)

(Dollar amounts in millions, except per share data) 2011	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$2,282	$2,347	$2,225	$2,227
Operating income	$798	$866	$777	$808
Net income	$564	$622	$570	$583
Net income attributable to BlackRock	$568	$619	$595	$555

Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$2.92	$3.26	$3.28	$3.10
Diluted	$2.89	$3.21	$3.23	$3.05

Weighted-average common shares outstanding:
Basic	191,797,365	187,870,001	179,034,837	178,562,187
Diluted	194,296,504	190,579,963	181,825,329	181,987,669

Dividend declared per share	$1.375	$1.375	$1.375	$1.375

Common stock price per share:
High	$209.77	$207.42	$199.10	$179.77
Low	$179.52	$183.51	$140.22	$137.00
Close	$201.01	$191.81	$148.01	$178.24

2010	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$1,995	$2,032	$2,092	$2,493
Operating income	$654	$697	$707	$940
Net income	$428	$389	$584	$649
Net income attributable to BlackRock	$423	$432	$551	$657

Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$2.20	$2.23	$2.85	$3.39
Diluted	$2.17	$2.21	$2.83	$3.35

Weighted-average common shares outstanding:
Basic	189,676,023	190,975,161	190,494,905	191,057,374
Diluted	192,152,251	192,569,539	192,326,841	193,478,460

Dividend declared per share	$1.00	$1.00	$1.00	$1.00

Common stock price per share:
High	$243.80	$212.27	$172.87	$193.74
Low	$200.56	$143.01	$138.42	$161.53
Close	$217.76	$143.40	$170.25	$190.58

•

The fourth quarter 2011 included $32 million of pre-tax restructuring charges, while third quarter 2011 included $63 million of pre-tax UK lease exit costs related to the Company’s exit from two London locations.

•

The fourth quarter 2011 included a $20 million non-cash tax benefit primarily due to tax legislation enacted in Japan, while the third quarter 2011 included a $129 million non-cash tax benefit due to tax legislation enacted in the United Kingdom and a state tax election.

•	The second quarter 2011 included a $52 million non-cash tax benefit due to enacted state legislation.

•	The third quarter of 2010 included a $30 million non-cash tax benefit associated with tax legislation enacted in the United Kingdom.

•	The first, second and third quarters of 2010 included $52 million, $32 million and $6 million of pre-tax BGI integration costs, respectively.

23. Subsequent Events

Claymore Investments, Inc. In January 2012, BlackRock announced that it has agreed to acquire Toronto-based Claymore Investments, Inc., (“Claymore”) subject to customary closing conditions. Claymore is a wholly owned independent Canadian subsidiary of Guggenheim Funds Services Group, a subsidiary of Guggenheim Partners, LLC. The total consideration estimated to be paid at closing will be approximately $210 million.

Additional Subsequent Event Review. In addition to the subsequent events included in the notes to the consolidated financial statements, the Company conducted a review for additional subsequent events and determined that no additional subsequent events had occurred that would require accrual or additional disclosures.